Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EBIX, INC.
as Buyer
E-Z DATA, INC.
as the Company
E-Z DATA ACQUISITION SUB, LLC
as the Merger Sub
AND
DALE OKUNO
and
DILIP SONTAKEY
as Sellers
DATED SEPTEMBER 30, 2009

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of September 30, 2009, by and among EBIX, INC., a Delaware corporation (the “Buyer” or “Buyer”); E-Z DATA INC., a California corporation (the “Company”); E-Z DATA ACQUISITION SUB, LLC, a California limited liability company and wholly-owned subsidiary of Buyer (the “Merger Sub”); and Dale Okuno and Dilip Sontakey. Mr. Okuno and Mr. Sontakey are sometimes collectively referred to herein as the “Sellers” and each individually as a “Seller.” Buyer, the Company, the Merger Sub and Sellers are sometimes collectively referred to herein as the “Parties” and each individually as a “Party.” Unless otherwise defined herein, certain terms used in this Agreement with initial capital letters are defined in Appendix A.
WITNESSETH:
WHEREAS, the Company is engaged in the business of providing comprehensive insurance software and technology solutions to insurance companies, brokers, and related entities (the “Business”).
WHEREAS, Sellers are the beneficial owners and holders of record of all issued and outstanding Shares of the Company.
WHEREAS, upon the terms and subject to the conditions of this Agreement, Buyer, the Company, Merger Sub and Sellers will enter into a business combination transaction pursuant to which the Company will merge with and into Merger Sub (the “Merger).
WHEREAS, the respective Boards of Directors of Buyer and the Company have each determined that the Merger and the other transactions contemplated by this Agreement are consistent with, and in furtherance of, their respective business strategies and goals.
WHEREAS, Buyer, the Company, Merger Sub and Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
WHEREAS, For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitute the “plan of reorganization” within the meaning of Section 354 of the Code.

NOW, THEREFORE, in consideration of the mutual covenants of the Parties as hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties, intending to be legally bound, hereto hereby agree as follows:
ARTICLE I
MERGER
SECTION 1.1 MERGER. In consideration of the payment of the Total Merger Consideration (as defined in Section 1.2) by Buyer and subject to the terms and conditions hereinafter set forth, (a) the Company shall be merged with and into Merger Sub, at the Effective Time, with Merger Sub being the surviving company (the “Surviving Company”), in accordance with the laws of the State of California and other applicable Law, and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of California and other applicable Law.
SECTION 1.2 MERGER CONSIDERATION. The aggregate consideration to be paid by Buyer under this Agreement shall equal $46,550,000 plus the Preclosing Receivables Consideration pursuant to Section 3.3 below (collectively, the “Total Merger Consideration”), and shall be payable to Sellers in the manner and in the proportions set forth in the Merger Consideration Certificate, attached hereto as Exhibit A, as follows:
(a) A total amount of United States dollars Twenty One million Five hundred Fifty thousand (US$ 21,550,000) in cash (collectively known as the “Cash Merger Consideration”) payable as per below:
(i) Nineteen million Fifty thousand United States Dollars (US$ 19,050,000) (the “Closing Cash Merger Consideration”) in cash shall be paid to Sellers at the time of closing; and
(ii) Two million five hundred thousand United States Dollars (US$ 2,500,000) (the “Escrow Amount”) in cash shall be deposited with the Escrow Agent in an escrow account (the “Escrow Account”) to be held pursuant to the terms of an Escrow Agreement in substantially the form attached hereto as Exhibit D, to be executed as of the Closing Date by City National Bank, national association (the “Escrow Agent”), Buyer and Sellers (the “Escrow Agreement”), and to be released on April 15, 2010, subject to and in accordance with the Escrow Agreement, to Sellers in the proportions set forth in the Merger Consideration Certificate, less an amount equal to any payments not made by the Company prior to Closing that the Company was obligated to make prior to the Closing pursuant to Section 3.2 of this Agreement (provided, that no such reduction in the Escrow Amount payable to Sellers for a failure by the Company to make any payment that the Company was obligated to make prior to the Closing pursuant to Section 3.2 shall occur unless (a) Sellers have been given notice of such nonpayment and an opportunity to dispute whether payment was actually required pursuant to Section 3.2 and (b) either Sellers have agreed in writing that the Escrow Amount may be so reduced or a court of competent jurisdiction (or an arbitrator or mediator that Buyer and Sellers have agreed in writing shall have authority to resolve such dispute) has finally ruled or determined that such amounts were required to be paid prior to the Closing by the Company pursuant to Section 3.2 and that the Company failed to pay such amounts prior to the Closing).
(b) US$ 25,000,000 in Ebix common stock, par value $.10 per share, payable through the issuance of the number of shares of Ebix common stock (the “Buyer Share Consideration”; and the shares issued as Buyer Share Consideration being, collectively, the “Buyer Shares”) equal to the quotient of (a) 25,000,000 divided by (b) the average of the closing prices of Ebix common stock on the NASDAQ GLOBAL Market over the three most recent days prior to September 30, 2009 on which Ebix common stock was actively traded on the NASDAQ GLOBAL Market (the “Average Closing Price”).
(c) The Preclosing Receivables Consideration (as defined in Section 3.3) shall be paid to the Sellers as provided in Section 3.3.

(d) Adjustment to Consideration Mix. If the product of (x) the Average Closing Price and (y) the Buyer Shares (prior to any adjustment pursuant to this Section 1.2(d)) does not exceed the minimum amount necessary to cause the Merger to constitute a reorganization under Section 368(a)(2)(D) of the Code by at least $50,000, as reasonably determined by Sellers and their counsel, after consultation with Buyer and its counsel (the “Stock Threshold”), then the amount of the Cash Merger Consideration shall be decreased, and the amount of Buyer Share Consideration shall be correspondingly increased, on a dollar-for-dollar basis (with any additional shares of Buyer common stock (and the resulting decrease in the Cash Merger Consideration) valued at the Average Closing Price), to the extent necessary for the value of the Buyer Share Consideration (as adjusted under this Section 1.2(d)) to satisfy the Stock Threshold. For the avoidance of doubt, such adjustment shall not result in an increase to the Total Merger Consideration (as determined without taking into account any adjustments pursuant to this Section 1.2(d)).
SECTION 1.3 BUYER SHARE ADJUSTMENT. In the event of any reclassification, stock split, stock dividend or similar transaction with respect to the shares issuable as the Buyer Share Consideration, Buyer shall make appropriate and proportionate adjustments acceptable to Sellers to the number and, if appropriate, the class of the shares to be issued to Sellers as the Buyer Share Consideration payable hereunder, and all references to the Buyer Share Consideration in this Agreement shall be deemed to be to the Buyer Share Consideration as so adjusted.
SECTION 1.4 PUT OPTION. At any time during the one month period commencing on the date which is the second anniversary of the Closing Date and extending through the 31st day after such second anniversary (the “Put Exercise Period”), each of Sellers in his individual and sole discretion shall have a one-time right (the “Put Option”) to require Buyer to purchase all of the Buyer Shares owned by such Seller (whether held by Seller or held by a brokerage in book entry form on behalf of such Seller) as of the Put Date that remain from the number of Buyer Shares originally issued to such Seller pursuant to this Agreement (such remaining Buyer Shares, the “Put Option Shares”), at a price equal to the Put Option Purchase Price, with such purchase occurring on the Put Date. During the Put Exercise Period, each of Sellers may exercise the Put Option with respect to such Seller’s Put Option Shares by delivering a notice (the “Put Notice”) to Buyer instructing Buyer to purchase all, but not less than all, of such Seller’s Put Option Shares on the Put Date. Within 5 Business Days after receipt of a Put Notice Buyer shall provide evidence, which shall be reasonably acceptable to Sellers exercising the Put Option, documenting how Buyer will fulfill its obligation to repurchase the Put Option Shares pursuant to this Section 1.4. On the Put Date, (i) subject to Buyer’s compliance with the immediately preceding sentence, such Seller shall (a) tender all of the share certificates evidencing the Put Option Shares then held by such Seller, duly endorsed or accompanied by stock powers duly executed, (b) if such Seller alleges that any of any of such share certificates has been lost, stolen, or destroyed, tender an affidavit of lost certificate(s) and agreement reasonably acceptable to Buyer to indemnify Buyer against any claim that may be made against Buyer on account of the alleged loss, theft or destruction of such certificate(s) (such affidavit and agreement to indemnify, collectively, the “Affidavit”) and (c) if any of the Put Option Shares are then held by a brokerage in book-entry form on behalf of such Seller, transfer ownership to Buyer of such Put Option Shares then held by such Seller in book-entry form by means of a book-entry transfer of such Put Option Shares to an account maintained by Buyer at The Depository Trust Company, and (ii) Buyer shall tender to such Seller the Put Option Purchase Price for such Put Option Shares by wire transfer of immediately available funds in an amount equal to the Put Option Purchase Price pursuant to the wiring instructions provided by such Seller in the Put Notice. Delivery of the Put Option Shares (or the Affidavit, if applicable) and tender of the Put Option Purchase Price shall each be deemed to be conditions precedent to the other. For purposes hereof, the “Put Option Purchase Price” with respect to a Seller’s Put Option Shares shall equal the aggregate original price at which such shares were issued to Seller by Buyer (determined based on the aggregate original price ascribed to such Put Option Shares based on the Average Closing Price of Ebix common stock as set forth in Section 1.2(b)) minus 10% of that aggregate original price. (For purposes of illustration only, if the number of Put Options Shares was 100, and the Average Closing Price determined in accordance with Section 1.2(b) was $5.00, then the Put Option Purchase Price would equal $450, the remainder of (a) the product of 100 x $5.00, minus (b) 10% of $500). For purposes of this Section 1.4, the number of Put Option Shares shall be proportionally adjusted in the event of any reclassification, stock splits or reverse splits, stock dividends or similar events, as the case may be, with respect to the Buyer Shares during the period from the Closing Date through the date immediately prior to the Put Date. For purposes of this Section 1.4, the “Put Date” shall mean, with respect to a Seller exercising the Put Option, the Business Day specified in the Put Notice delivered by such Seller on which the purchase of the Put Option Shares by Buyer will occur, which date shall be no less than 30 days after the date on which the Put Notice is delivered to Buyer and no more than 35 days after the date on which the Put Notice is delivered to Buyer. In the event that Buyer fails to pay the Put Option Purchase Price on the Put Date to the Seller exercising the Put Option, (x) interest shall accrue on the Put Option Purchase Price at a rate of 20 percent per annum from the Put Date until the date the Put Option Purchase Price is actually paid to such Seller, and (y) any payment by Buyer in respect of the Put Option Purchase Price after the Put Date shall apply first to payment of accrued interest and, once all accrued interest has been paid in full, second to the payment of the Put Option Purchase Price.
SECTION 1.5 EFFECTS OF THE MERGER. At the Effective Time, the separate corporate existence of the Company shall cease and Merger Sub, as the Surviving Company, shall succeed to and possess all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of the Company and Merger Sub, and shall be subject to, and be responsible for, all debts, liabilities, and obligations of the Company and Merger Sub, all without further act or deed, and in accordance with the applicable provisions of the laws of the State of California.
SECTION 1.6 LIMITED LIABILITY COMPANY AGREEMENT. The articles of organization and limited liability company agreement of Merger Sub shall be the articles of organization and limited liability company agreement, respectively, of the Surviving Company until thereafter changed or amended as provided therein; provided, however, that the name of the Surviving Company shall be “E-Z Data, LLC.”
SECTION 1.7 MANAGERS AND OFFICERS OF THE SURVIVING COMPANY. The managers of Merger Sub immediately prior to the Effective Time, if the Merger Sub is manager-managed, shall be the managers of the Surviving Company, each to hold office in accordance with the articles of organization and limited liability company agreement of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company, in each case, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualify, as the case may be.

SECTION 1.8 CLOSING; EFFECTIVE TIME.
(a) Closing and Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Buyer’s counsel, Carlton Fields, P.A., 1201 West Peachtree Street, Atlanta, Georgia 30309, commencing at 10:00 a.m. Eastern Daylight Time on September 30, 2009 (the “Closing Date”). The Parties may agree to conduct the Closing remotely via facsimile or electronic mail.
(b) Effective Time. As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver, of all conditions to the Merger, the Company shall (i) execute a Certificate of Merger in compliance with the requirements of the laws of the State of California (the “Certificate of Merger”), and shall file the Certificate of Merger with the Secretary of State of the State of California in accordance with its Laws, and (ii) make all other filings or recordings and take all such other and further actions as may be required by Law, to make the Merger effective; provided, however, that the Parties shall seek “pre-clearance” of the Certificate of Merger with the Secretary of State of the State of California prior to the Closing. The Merger shall become effective for all purposes under California Law when proper documentation has been filed with the Secretary of State of the State of California (the “Effective Time”).
(c) Company’s Obligations at Closing. The Company and Sellers shall deliver to Buyer the certificates, agreements, documents and instruments as indicated in Section 8.2.
(d) Buyer’s Obligations at Closing. At the Closing:
(i) Upon the filing of the Certificate of Merger, Buyer will pay the Closing Cash Merger Consideration to Sellers, deposit the Escrow Amount with the Escrow Agent and issue the Buyer Shares, all in accordance with the terms of this Agreement.
(ii) Buyer will also deliver to the Sellers the certificates, agreements, documents and instruments as indicated in Section 8.3.
SECTION 1.9 CONVERSION OF SHARES
(a) At the Effective Time, each of the Sellers, as the holders of all of the Shares, shall, subject to the terms and conditions of this Agreement, become entitled to receive, and each of the Shares shall be converted into the right to receive, an allocation of the Total Merger Consideration determined in accordance with the Merger Consideration Certificate.
(b) At the Effective Time, each of the issued and outstanding limited liability company membership units of the Merger Sub shall remain outstanding as the limited liability company membership units of the Surviving Company.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS CONCERNING THE MERGER
Each Seller individually represents and warrants to Buyer as follows:
SECTION 2.1 AUTHORIZATION OF TRANSACTION. Such Seller has full legal capacity to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of such Seller enforceable in accordance with its terms and conditions, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of contractual rights generally. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated in this Agreement.
SECTION 2.2 NON-CONTRAVENTION. Neither the execution and delivery of this Agreement by such Seller, nor the consummation of the transactions contemplated by this Agreement, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Seller is subject; (B) except as set forth in Schedule 2.2 of the Disclosure Schedule which is attached hereto, incorporated herein and made a part hereof (the “Disclosure Schedule”), conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party or by which such Seller is bound or to which any of his assets are subject; or (C) result in the imposition or creation of a Lien upon or with respect to the Shares owned by such Seller.
SECTION 2.3 SHARES. Except as set forth in Schedule 2.3 to the Disclosure Schedule,: (a) such Seller holds of record and owns beneficially the Shares owned by him, free and clear of any Liens; (b) except for contracts or commitments which have been terminated on or before the Closing Date, such Seller is not a party to any option, warrant, purchase right, or other Contract or commitment (other than this Agreement) that could require such Seller to sell, transfer, or otherwise dispose of any Shares or restrict the ability of such Seller to transfer the Shares owned by him, or require, or which could be construed to require, the Company to issue any new or additional Shares to any Persons; and (c) such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting or transferability of any Shares of the Company.
SECTION 2.4 BROKER’S FEES. Except as set forth on Schedule 2.4 of the Disclosure Schedule, no agent, broker, investment banker, Person or firm acting on behalf of such Seller or the Company, or under the authority thereof, is or will be entitled to any brokers’ or finders’ fee or any other commission or similar fee directly or indirectly from Buyer hereto in connection with any of the transactions contemplated by this Agreement.
SECTION 2.5 ACCREDITED INVESTOR. Such Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

ARTICLE III
AGREEMENTS AND COVENANTS OF THE COMPANY, SELLERS OR BUYER
SECTION 3.1 AFFILIATE TRANSACTIONS.
(a) On or before the Closing, all Indebtedness and other amounts owing under Contracts between Sellers or any Affiliate of Sellers, on the one hand, and the Company, on the other hand, will be paid in full.
(b) On or before the Closing, a new lease for the Company’s office located at 918 East Green Street in Pasadena, California will be duly executed, substantially in the form of Exhibit C attached hereto.
SECTION 3.2 PAYMENT OF INDEBTEDNESS. On or before the Closing, the Company shall pay (i) to City National Bank the amount of all outstanding principal and interest under the Company’s existing line of credit, and (ii) any outstanding amounts (including, but, not limited to, all Taxes, payroll, commission, bonuses and vacation accrual amounts; but not including vacation accrual of $59,435 or sick pay accrual of $103,239 for the Company’s 2009 fiscal year) owed as of the Closing from the Company to any vendor, employee, partner or any other party prior to the date of the Closing, but excluding any Taxes arising in connection with the transactions contemplated by the Transaction Documents. If the Company has not fully paid off the amounts noted in clauses (i) and (ii) of the preceding sentence, any such unpaid amounts due by the Company after the Closing shall be offset against the Preclosing Receivables that would otherwise be payable to the Sellers. On or before the Closing, the Company shall amend all of the Company’s existing bonus and commission plans and agreements (the “Bonus and Commission Agreements”), to the extent needed, to ensure that Buyer will have the right to unilaterally amend or terminate such Bonus and Commission Agreements after the Closing, without any penalties or commitments to pay based on such Bonus and Commission Agreements. Notwithstanding the foregoing in this Section 3.2, the Parties agree that (x) the Company is obligated, on or before the Closing, to pay all amounts due under the Bonus and Commission Agreements that constitute compensation for the generation of receivables of the Company that are Preclosing Receivables, and that the Company has no obligation on or before the Closing to pay any amount that may in the future become due under the Bonus and Commission Agreements that constitute compensation for the generation of receivables of the Company after the Effective Time that are not Preclosing Receivables, and (y) if Buyer terminates all of the Bonus and Commission Agreements immediately after the Closing, Buyer will have no payment obligations under the Bonus and Commission Agreements.
SECTION 3.3 RECEIVABLES. Buyer shall use its commercially reasonable best efforts to collect (a) all receivables of the Company that are outstanding at the Effective Time and (b) the prorated portion of all receivables of the Company after the Effective Time that relate to products or services actually provided by the Company prior to the Effective Time (the amounts specified in clauses (a) an (b) being, collectively, the “Preclosing Receivables”) as soon as reasonably possible after they are due, including, without limitation, the receivables and work in process as of the Effective Time set forth on Schedule 3.3 to this Agreement, and Buyer shall not forgive any amounts owed under the Preclosing Receivables or forbear the collection of the Preclosing Receivables without the prior consent of Sellers. In connection with Buyer’s agreement to use its commercially reasonable best efforts to collect the Preclosing Receivables, Buyer shall, without limitation, (x) promptly submit invoices for payment after each of the Preclosing Receivables becomes due and payable and (y) if requested by Sellers with respect to any Preclosing Receivables that have not been collected by May 1, 2010, use a collection agency to collect such overdue Preclosing Receivables. On the first Business Day of each calendar month prior to May 1, 2010, if Buyer has collected any Preclosing Receivables during the prior calendar month, Buyer shall pay an amount in cash equal to the total dollar amount of all of the Preclosing Receivables collected during such prior calendar month. In addition, on the first Business Day of each calendar month after April 30, 2010 until October 1, 2010, if Buyer has collected any Preclosing Receivables during the prior calendar month that were in an amount greater than or equal to $10,000, Buyer shall pay an amount in cash equal to the total dollar amount of all of such Preclosing Receivables collected during such prior calendar month. The cash amounts paid to Sellers pursuant to this Section 3.3 (collectively, the “Preclosing Receivables Consideration”) shall be allocated between Sellers as set forth in the Merger Consideration Certificate.

SECTION 3.4 PREPAYMENTS.
(a) The Company covenants that (a) it has not received any pre-paid money for services that have not been provided by the Company prior to the Closing, and (b) if the Company receives any such pre-paid money then all such pre-paid money collected by the Company for services that have not been provided by the Company as of immediately prior to the Closing (or a prorated portion of such money if the Company has provided some, but not all, of such services as of immediately prior to the Closing) shall remain in the Company as of the Closing.
(b) Promptly following the Closing, Buyer agrees to reimburse the Sellers (i) US$108,255.12 for the amounts pre-paid by the Company for services or leased property that the Surviving Company will receive after the Closing, as listed on Schedule 3.4 to this Agreement, and (ii) US$74,265, which is the amount of the outstanding balance of the Company’s bank account in China that the Company was not able to withdraw and pay to the Sellers prior to the Closing. The Company covenants that as of the Closing the Company has not been repaid any of the pre-paid amounts listed on Schedule 3.4 and that it has not withdrawn any of the outstanding balance of the Company’s bank account in China as listed in Section 3.4(b)(ii). The cash amounts paid to Sellers pursuant to this Section 3.4(b) shall be deemed to be part of the Preclosing Receivables Consideration and shall be allocated between Sellers as set forth in the Merger Consideration Certificate.
SECTION 3.5 LEASE SECURITY DEPOSITS. Promptly following the termination of each of the Company’s leases for real property that are outstanding as of immediately prior to the Effective Time, Buyer shall pay to the Sellers an amount in cash equal to security deposits pertaining to such leases that are returned to Buyer or Merger Sub. Buyer shall use its commercially reasonable best efforts to (a) collect the full amount of such security deposits upon termination of such leases, and (b) limit the amount by which such security deposits may be reduced. The cash amounts paid to Sellers pursuant to this Section 3.5 shall be deemed to be part of the Preclosing Receivables Consideration and shall be allocated between Sellers as set forth in the Merger Consideration Certificate.
SECTION 3.6 PERSONAL OFFICE FURNITURE. Buyer and Merger Sub acknowledge and agree that the office furniture located in Dale Okuno’s office in the Company’s office at 918 East Green Street, Pasadena, California immediately prior to the Closing is the personal property of Dale Okuno and that Dale Okuno shall have the right at any time to remove such office furniture.

ARTICLE IV
AGREEMENTS AND COVENANTS OF BUYER
SECTION 4.1 TRANSFER TAXES. Any transfer, documentary, sales, or use taxes assessed upon or with respect to the Merger or the transactions contemplated by the Transaction Documents and any recording or filing fees with respect thereto shall be borne by Buyer.
SECTION 4.2 REGISTRATION OF BUYER SHARES. Buyer shall:
(a) file with the United States Securities and Exchange Commission (the “SEC”) and the California Department of Corporations in a timely manner a Form D relating to the sale of the Buyer Shares under this Agreement, pursuant to Regulation D under the Securities Act and Section 25102 of the California Corporations Code, and provide a copy thereof to Sellers promptly upon request;
(b) Buyer will prepare and file with the SEC a Registration Statement on Form S-3 (or, if Buyer is ineligible to use Form S-3, then on such other form as is available for such registration) as soon as reasonably practicable after the Closing Date, and in any event within 45 days of the Closing Date, registering under the Securities Act the sale of Buyer Shares by each of Sellers from time to time on the facilities of any national securities exchange on which the common stock of Buyer is traded and/or in privately negotiated transactions (the “Registration Statement”);
(c) use its best efforts to get the SEC to declare the Registration Statement effective as soon as practicable after the Closing Date, which the parties anticipate will be on or before 120 days after the Closing Date, and to keep such Registration Statement effective until all of the Buyer Shares of each of the Sellers have been sold thereunder;
(d) prepare and file with the SEC such amendments and supplements to the Registration Statement, and the prospectus used in connection with the Registration Statement, as may be necessary to comply with the Securities Act until January 15, 2012;
(e) furnish to Sellers such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as Sellers may reasonably request in order to facilitate their disposition of their Buyer Shares;
(f) use its best efforts to register and qualify the securities covered by the Registration Statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by either of Sellers, provided that Buyer shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Buyer is already subject to service in such jurisdiction and except as may be required by the Securities Act;
(g) provide a transfer agent and registrar for all Buyer Shares registered pursuant to this Agreement and provide a CUSIP number for all such Buyer Shares, in each case not later than the effective date of such registration;
(h) cause the Buyer Shares to be duly listed for trading on the NASDAQ Global Market concurrently with the effectiveness of the Registration Statement;
(i) notify each Seller promptly upon the Registration Statement, and any post-effective amendment thereto, being declared effective by the SEC;
(j) after the Registration Statement becomes effective, notify each Seller of any request by the SEC that Buyer amend or supplement such registration statement or prospectus;
(k) bear all the costs associated with the registration, filing and qualification of the Buyer Shares, the listing of the Buyer Shares for trading on the NASDAQ Global Market, and the other actions contemplated by this Section 4.2;
(l) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1), at all times from and after the date of this Agreement;

(m) file with the SEC, in a timely manner, all reports and other documents required of Buyer under the 1934 Act and Related Rules, which reports shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such filing or necessary in order to make the statements in such SEC filing, in the light of the circumstances under which they were made, not misleading; and
(n) furnish to each Seller forthwith upon request: a written statement by Buyer as to its compliance with the reporting requirements of the 1934 Act and Related Rules; and such other reports and documents as such Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
SECTION 4.3 EMPLOYEE TRANSITION MATTERS.
(a) Buyer shall, or shall cause the Surviving Company to, use commercially reasonable efforts to (i) provide coverage under the employee benefit plans maintained by Buyer or the Surviving Company to the Company’s employees who remain employed on or after the Closing Date, and (ii) grant such employees full credit for the actual length of their respective service with the Company for purposes of participation eligibility, vesting, waiting periods and coverage, if applicable, under such employee benefit plans and with respect to paid time off leave (including, without limitation, vacation time allowed) and severance benefits upon termination (provided that Buyer may cap such termination benefits at an amount equal to seven weeks of a terminated employee’s compensation if such cap is in accordance with Buyer’s policies applying to all of Buyer’s employees).
(b) Buyer shall either cause the Surviving Company to continue in place the Company’s retirement plan (if such plan has not been terminated prior to the Closing) or permit the Company’s employees who remain employed on the Closing Date to rollover their account balances under the Company’s retirement plan (i) to a retirement plan maintained by Buyer to the extent permitted by applicable Law, or (ii) at the election of any such employee, to a self-directed individual retirement account to the extent permitted by applicable Law.
(c) At the Closing, all of the employees of Premier Technology Group will be requested to resign and representatives from Buyer will commence the hiring process with respect to all such employees immediately after the Closing, and Buyer shall either (1) pay all liabilities of Premier Technology Group that arise under the Laws of India as a result of the termination or resignation of such employees or (2) grant such employees full credit for the actual length of their respective service with Premier Technology Group for purposes of participation eligibility, waiting periods and coverage, if applicable, for all benefits available to such employees and as otherwise may be applicable under the Laws of India and pay all costs and expenses of Premier Technology Group that arise under the Laws of India if granting such employees full credit for the actual length of their service does not eliminate all liabilities of Premier Technology Group to such employees that arise under the Laws of India as a result of the termination or resignation of such employees. The Parties agree that $125,000 of the Total Merger Consideration constitutes consideration for the Sellers’ agreement to cause the employees of Premier Technology Group to resign at the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY
The Disclosure Schedule is comprised of separate schedules, each of which is labeled by reference to the particular Section or sub-Section of this Agreement to which each such separate schedule pertains. The separate schedules which comprise the Disclosure Schedule provide for either (a) lists of certain items (each, a “List Schedule”), or (b) exceptions to representations and warranties made by Seller in Article II hereof and by the Company in this Article V (each, an “Exception Schedule”), and such separate schedules (or portions of such separate schedules in the case of separate schedules which are comprised of both a list(s) and an exception(s)) are also so labeled as a “List” or an “Exception”. Except as set forth in the Disclosure Schedule (it being understood and agreed that (i) the disclosure of any item included in a particular List Schedule constitutes full and complete disclosure of the items so listed for any other particular List Schedule; and (ii) the disclosure of any matter included in an Exception Schedule constitutes full and complete disclosure of such exception matter for any other particular Exception Schedule; provided, however, (iii) the inclusion of an item on a List Schedule does not constitute full and complete disclosure on any Exception Schedule), each Seller and the Company represent and warrant to Buyer and Merger Sub as follows:
SECTION 5.1 ORGANIZATION, STANDING AND AUTHORITY.
(a) The Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. True, complete and correct copies of the Company’s Articles of Incorporation and Bylaws, in each case as amended, have been delivered to Buyer, and such Articles of Incorporation and Bylaws are in full force and effect. The Company has full power and authority to carry on the Business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. The Company is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a Material Adverse Effect on the Company.
(b) The Company Subsidiaries are listed on Schedule 5.1(b).
(c) The name of each director and officer of the Company is set forth opposite the position held by same, on Schedule 5.1(c) of the Disclosure Schedule.
SECTION 5.2 AUTHORIZATION.
(a) The Company has full right, power, capacity and authority to execute and deliver this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of the Company, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b) This Agreement has been, and each of the Transaction Documents to be executed and delivered by or on behalf of the Company will be, duly executed and delivered by the Company and constitutes or, in the case of the Transaction Documents, will constitute when so executed and delivered, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws or equitable principles of general application to or affecting the enforcement of contractual rights generally, and statutes, rules or procedures and applicable case law limiting the availability or prescribing the procedural requirements for the exercise of remedies.

SECTION 5.3 CAPITALIZATION AND OWNERSHIP.
(a) Schedule 5.3(a) of the Disclosure Schedule sets forth the authorized and issued and outstanding Shares, and the ownership interest of each Seller. All Shares of the Company have been duly and validly issued, were issued in compliance with all applicable federal and state securities laws, and are fully paid and non-assessable. Except as set forth on Schedule 5.3(a) of the Disclosure Schedule or provided by Law, no options, warrants, preemptive or other rights to acquire any Shares or any debt or equity interest in the Company have been issued which remain outstanding.
(b) Except as set forth on Schedule 5.3(b) of the Disclosure Schedule or provided by Law, the Company is not a party or subject to any agreement or understanding and there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting of any securities of the Company by Sellers, or any director or officer of the Company. The Company has no contractual obligation to register under the securities laws of any jurisdiction any of its presently outstanding securities or any of its securities that may hereafter be issued.
(c) Except as set forth on Schedule 5.3(c) of the Disclosure Schedule, the Company is not a party or subject to any agreement that grants any rights of refusal, rights of first offer, co-sale or tag-along rights, drag-along rights or similar rights with respect to the Shares.
(d) Each Seller is the record owner of the equity interests indicated in Schedule 5.3(a) of the Disclosure Schedule as owned by such Seller. Except as set forth in Schedule 5.3(d) of the Disclosure Schedule, to the Knowledge of the Company there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the sale, purchase, redemption or other transfer of the Shares held by Seller (other than this Agreement) which will not be terminated as of the Closing Date.
SECTION 5.4 NO CONFLICTS. Except as set forth on Schedule 5.4 of the Disclosure Schedule, neither the execution and delivery of this Agreement and the Transaction Documents by the Company nor the performance by the Company of the transactions contemplated hereby or thereby will, to the Knowledge of the Company:
(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or Bylaws of the Company, in each case as amended;
(b) violate any Law;
(c) constitute (with or without notice or lapse of time or both) a material default under or otherwise violate any material Permit or Material Contract;
(d) constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness of the Company;
(e) result in the creation or imposition of any Lien upon the Shares or the assets of the Company; or
(f) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.

SECTION 5.5 FINANCIAL STATEMENTS. Schedule 5.5 of the Disclosure Schedule contains the following financial statements of the Company (collectively, the “Financial Statements”):
(a) The balance sheet of the Company as of December 31, 2008, and the related statements of income, shareholders’ equity and cash flows for the year then ended (collectively, the “2008 Financial Statements”);
(b) A balance sheet of the Company as of June 30, 2009 (the “Latest Balance Sheet”) and the related statements of income, changes in shareholders’ equity, and cash flow for the six (6) months then ended (the “Interim Financial Statements”), including in each case, the notes thereto, if any.
Except for consideration of obligations for and payments to be made as provided herein, in all material respects the Financial Statements (a) are consistent with the Books and Records; and (b) other than as set forth on Schedule 5.5 of the Disclosure Schedule, fairly present the financial condition, assets and liabilities of the Company, taken as a whole, as of their respective dates and the results of operations and cash flows for the periods related thereto, in a manner consistent with the Company’s historical practices (except as may be indicated in the notes thereto and in the case of the Interim Financial Statements, subject to normal year-end adjustments and the absence of footnote disclosure). Except as otherwise provided herein, since the Latest Balance Sheet Date there has been no change in the Company’s polices on reserves or accrual amounts.
SECTION 5.6 UNDISCLOSED LIABILITIES; LIABILITIES TO AFFILIATES. Except as set forth on Schedule 5.6 of the Disclosure Schedule or as may arise in connection with the transactions contemplated by the Transaction Documents, to the Knowledge of the Company, the Company does not have any material Liabilities (including, without limitation, those to Affiliates, or Liabilities on account of Taxes or Employee Benefit Plans, or in respect thereof), which are of a type required under GAAP to be disclosed on a balance sheet, except as and to the extent reflected or reserved against on the Latest Balance Sheet or incurred in the Ordinary Course of Business consistent with past practice since the Latest Balance Sheet Date (none of which is a Liability for breach of contract, breach of warranty, product liability, tort or infringement, or a lawsuit, or a liability for violation of an Environmental and Safety Requirement, except to the extent set forth on Schedule 5.6 and/or other Schedules of the Disclosure Schedule).
SECTION 5.7 TANGIBLE PERSONAL PROPERTY. Except as set forth in Schedule 5.7 of the Disclosure Schedule:
(a) Title. Except as set forth on Schedule 5.7(a), the Company is in possession of and has good title to, or valid leasehold interests in or valid rights under Contract to use, all material tangible personal property (including, without limitation, all fixtures, leasehold improvements (other than floor and wall coverings), equipment (including computer hardware and communications equipment), whether or not such equipment constitutes a fixture under applicable Law, office, operating and other supplies, parts, furniture, and other tangible personal property of the Company) used in the conduct of the Business by the Company as presently conducted, including all tangible personal property reflected on the Latest Balance Sheet, and tangible personal property acquired since the Latest Balance Sheet Date, other than property disposed of since such date in the Ordinary Course of Business consistent with past practice. All such tangible personal property is free and clear of all Liens, other than Permitted Liens. No Person other than the Company owns or has any right to the use or possession of such tangible personal property other than lessors and licensors of such tangible personal property constituting leasehold interests or licenses.
(b) Condition. All of the assets of the Company are in good condition and repair consistent with industry standards (ordinary wear and tear excepted), and are useable in the Ordinary Course of Business. Except for tangible personal property having a fair market value of less than $2,500, Schedule 5.7(b) of the Disclosure Schedule lists all of the fixed assets of the Company and each item of tangible personal property owned by the Company and the location thereof. Schedule 5.7(b) of the Disclosure Schedule lists all leases of tangible personal property to which the Company is a party or is bound providing for annual lease payments in excess of $5,000, and the lessee and location of such leased tangible personal property.

SECTION 5.8 CONTRACTS. Schedule 5.8(a) of the Disclosure Schedule is a correct and complete list of each Material Contract of the Company. As used herein, the term “Material Contract” shall mean (i) all Contracts that require the Company to pay $25,000 or more, in the aggregate, or entitle the Company to receive $10,000 or more, in the aggregate, during any twelve (12)-month period, (ii) all mortgages, notes, bonds, and other similar instruments of Indebtedness or security to which the Company is subject and (iii) all Contracts that restrict any of the Company’s business activity anywhere in the world, excluding in the case of each of subclauses (i), (ii) and (iii) above such Contracts that (a) are terminable by the Company upon not more than thirty (30) days’ prior notice without penalty or payment, or (b) constitute purchase orders or sales of products or services in the Ordinary Course of Business on customary terms with a total value per Contract under $25,000. Correct and complete copies of the Material Contracts listed on Schedule 5.8(a) of the Disclosure Schedule have been delivered or made available to Buyer. Except as set forth on Schedule 5.8(b) of the Disclosure Schedule, the Company is not in material default and no event has occurred which with the giving of notice or the passage of time or both would constitute a material default by the Company under any Material Contract and, to the Knowledge of the Company, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any such Material Contract. Furthermore, no event has occurred which with the giving of notice or the passage of time or both would constitute a default by any other party to any of the Top 25 Material Contracts of the Company. To the Knowledge of the Company, each of the Material Contracts of the Company is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges or set-offs. Furthermore, each of the Top 25 Material Contracts of the Company is in full force and effect, is valid and enforceable in accordance with its terms and is not subject to any claims, charges or set-offs. Except as set forth on Schedule 5.8(c), all of the Material Contracts of the Company will continue in full force and effect without any change or modification resulting from the consummation of the transactions contemplated by this Agreement, without the necessity of obtaining any consent, approval, novation or waiver of any third party. Except as set forth on Schedule 5.8(d) of the Disclosure Schedule, the Company is not a party to, or bound by the provisions of, any Material Contract (including purchase orders, blanket purchase orders and agreements and delivery orders) that remains executory in whole or in part with any federal, state, local or foreign Governmental Authority or governmental body. Except as set forth on Schedule 5.8(e) of the Disclosure Schedule, no Material Contract of the Company is required to be treated as a capital lease by GAAP.

SECTION 5.9 REAL PROPERTY. No real property is owned by the Company. Schedule 5.9 of the Disclosure Schedule lists all real property used or held for use by the Company which is leased by the Company from third parties (the “Leased Real Property”), and indicates the notice addresses and the owners of the Leased Real Property. Except as otherwise described in Schedule 5.9 of the Disclosure Schedule, the Company is the sole legal and equitable holder of the leasehold interest it holds in the Leased Real Property and, to the Knowledge of the Company, possesses a valid leasehold interest thereto, free and clear of all Liens (other than Permitted Liens) that could impair the ability of the Company to realize the benefits of the rights provided to it under any lease, and the right to quiet enjoyment of such Leased Real Property. Accurate and complete copies of all existing lease agreements with respect to the Leased Real Property as of the Closing Date have heretofore been provided to Buyer. The Company has not exercised any option to purchase any parcel of Leased Real Property. The Leased Real Property constitutes the only real property used or occupied by the Company in the conduct of the Business. Other than as set forth in Schedule 5.9 of the Disclosure Schedule, (a) to the Knowledge of the Company there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of any parcel of the Leased Real Property, or any options or rights of first refusal with respect thereto; and (b) there are no parties (other than the Company) in possession of the Leased Real Property. To the Knowledge of the Company, within the last twelve (12) months, no notice from any Governmental Authority has been received by the Company or has been served upon the Leased Real Property requiring or calling attention to the need for any work, repair, construction, alteration or installation on or in connection with the Leased Real Property. To the Knowledge of the Company, no notice has been received by the Company stating that the buildings and improvements on the Leased Real Property, or the Business as presently conducted thereon by the Company, are not in compliance with any applicable Law.
SECTION 5.10 LITIGATION. Except as set forth in Schedule 5.10 of the Disclosure Schedule, there is no suit, action, proceeding, arbitration, mediation, claim or order pending or, to the Knowledge of the Company, threatened against the Company (or, to the Knowledge of the Company, pending or threatened against any of the current or former officers, directors or employees of the Company with respect to their service as an officer, director or employee of the Company) before any court, or before any governmental department, commission, board, agency, or instrumentality; nor, to the Knowledge of the Company, is there any reasonable basis for any such action, proceeding or investigation. Except as set forth in Schedule 5.10 of the Disclosure Schedule and/or other Schedules to the Disclosure Schedule, the Company (i) is not subject to any judgment, order or decree of any court or governmental agency; (ii) is not engaged in any legal action in which a claim has been filed to recover monies due it or for damages sustained by it; and (iii) has not received any opinion or memorandum or legal advice from counsel to the effect that it is exposed, from a legal standpoint, to any Liability which may be material to the business. Schedule 5.10 of the Disclosure Schedule, also sets forth a complete and correct list and description of all material claims, suits, actions, proceedings and, to the Knowledge of the Company, investigations made, filed or otherwise initiated against the Company, which have been resolved in the past two (2) years and the resolution thereof.
SECTION 5.11 COMPLIANCE WITH APPLICABLE LAWS. The Company (a) to the Knowledge of the Company is not, or has not been in the past five (5) years, in violation of any Law the violation of which would have a Material Adverse Effect, including, without limitation, regarding any alleged failure to possess any material, license, Permit, authorization or other approval, (b) has not received notice of any such material violation, and (c) has no Knowledge of the Company that any facts or circumstances exist which would reasonably be expected to cause the Company to be in any such material violation in the future, except as set forth on Schedule 5.11 of the Disclosure Schedule.

SECTION 5.12 Intentionally Omitted.
SECTION 5.13 CONDUCT OF BUSINESS. Except as set forth on Schedule 5.13 and/or other Schedules of the Disclosure Schedule or as contemplated or required by this Agreement or any of the Transaction Documents, since December 31, 2008, the Business of the Company has been conducted only in the Ordinary Course of Business consistent with past custom and practice, and the Company, to its Knowledge, has not incurred any liabilities of a type which are required under GAAP to be reflected on a balance sheet other than in the Ordinary Course of Business consistent with past custom and practice or as reflected in the Interim Financial Statements and there has been no Material Adverse Effect on the Company. Without limiting the generality of the foregoing and except as set forth on Schedule 5.13 of the Disclosure Schedule and/or other Schedules of the Disclosure Schedule, since December 31, 2008, the Company has not, except as contemplated or required by this Agreement or any of the Transaction Documents in the Ordinary Course of Business consistent with past practice:
(a) sold, assigned or transferred any material asset except for the sale of products in the Ordinary Course of Business, or mortgaged, pledged or subjected any material asset or the Leased Real Property to any Lien (other than Permitted Liens), charge or other restriction;
(b) sold, assigned, transferred, abandoned or knowingly permitted to lapse any licenses or Permits, or disclosed any material proprietary confidential information to any Person other than as set forth on Schedule 5.13 of the Disclosure Schedule other than in the Ordinary Course of Business;
(c) made or granted any increase in the compensation of any employee, or amended or terminated any existing employee plan, program, policy or arrangement, including, without limitation, any Employee Benefit Plan, or adopted any new Employee Benefit Plan other than in the Ordinary Course of Business;
(d) conducted its cash management customs and practices (including, without limitation, the timing of collection of receivables and payment of payables and other current liabilities) and maintained the books and records of the Company other than in the usual and Ordinary Course of Business;
(e) made any loans or advances to, or guarantees for the benefit of, or entered into any transaction with any employee, officer, director, shareholder, agent or any of their Affiliates, or paid or otherwise distributed funds to any Affiliate of the Company in an amount in excess of $5,000 in the aggregate, other than payments of salary, bonuses, benefits and travel and expense reimbursements to employees, officers, directors and agents of the Company in the Ordinary Course of Business;
(f) suffered any extraordinary loss, damage, destruction or casualty loss to the Business or waived any rights of material value, whether or not covered by insurance and whether or not in the Ordinary Course of Business;

(g) changed any pricing, investment, financial reporting, inventory, credit, allowance, material Tax election, material Tax accounting method or accounting policy or practice, any method of calculating any bad debt, contingency or other reserve for accounting or financial reporting or Tax purposes, or its fiscal year;
(h) declared, set aside or paid any dividend or distribution of cash, the Shares or other property to any shareholder or purchased, redeemed or otherwise acquired any Shares, made any other payments to any shareholder or issued any Shares or granted any other equity (or phantom equity or similar interest) interest or option or right to acquire any Shares or other equity (or phantom equity or similar) interest;
(i) entered into any significant business transaction including but not limited to any merger, acquisition, joint venture or partnership transaction or any material incurrence of any Indebtedness (other than trade payables incurred and leases entered into in the Ordinary Course of Business), or formed any new corporate entity for the operation of the Business, other than in the Ordinary Course of Business;
(j) amended its certificate or articles of incorporation or bylaws (or other comparable corporate charter documentation) since the latest amendments made, or engaged in any merger, consolidation reorganization, reclassification, liquidation, dissolution or similar transaction; or
(k) committed to do any of the foregoing.
SECTION 5.14 ABSENCE OF QUESTIONABLE PAYMENTS. The Company has not, and none of its directors, officers, agents, employees, Affiliates or any other persons acting on its behalf has: (a) used or committed to use in violation of any applicable provincial, foreign, federal or state law any corporate funds for unlawful contributions, payments, gifts or entertainment, or made or committed to make any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds; (b) accepted or received any unlawful contributions, payments, expenditures or gifts; or (c) established or maintained any fund or asset that has not been recorded in the Books and Records of the Company as required by GAAP to facilitate any of the foregoing.
SECTION 5.15 INSURANCE. Schedule 5.15 of the Disclosure Schedule is a correct and complete list including policy numbers, carriers, amounts of coverage and expiration dates, of all insurance policies with respect to liability, property, workers’ compensation, directors’ and officers’ liability of the Company, correct and complete copies of which policies have been provided to Buyer. To the Knowledge of the Company, such policies are valid, binding and in full force and effect, and it is not in default thereunder. Schedule 5.15 of the Disclosure Schedule also contains a list of all pending claims filed by the Company with any insurance company and any instances within the previous five (5) years of a denial of coverage of the Company by any insurance company.
SECTION 5.16 PERMITS. Except as set forth on Schedule 5.16 and/or other Schedules of the Disclosure Schedule, (a) the Company holds all material Permits and approvals of Governmental Authorities necessary or desirable for its current conduct, ownership, use, occupancy or operation of its assets, the Business and the Leased Real Property; (b) upon the Closing, the Company and Buyer will hold or will be able to obtain without undue expense or delay all material Permits and approvals of Governmental Authorities necessary or desirable for the current conduct, ownership, use or operation of the Company’s assets in the Business, the Business and the Leased Real Property; and (c) the Company is and has been in the five (5) years immediately prior to the date hereof in material compliance with all material Permits and approvals held by the Company. To the Knowledge of the Company, none of the Permits or approvals held by the Company will require the consent, approval, novation or waiver of, or giving of notice to, any governmental entity or other third party in connection with the consummation of the transactions contemplated by this Agreement, and all such Permits and approvals will continue in full force and effect without any change or modification thereto after such consummation.

SECTION 5.17 EMPLOYEE BENEFIT PLANS
(a) Schedule 5.17(a) of the Disclosure Schedule sets forth, a complete list of all Employee Benefit Plans. Except for the Employee Benefit Plans of the Company described on Schedule 5.17(a) of the Disclosure Schedule, to the Company’s Knowledge, the Company has no material liability or potential material liability for any Employee Benefit Plan maintained or contributed to by a current or former Company Plan Affiliate.
(b) The Company has provided or made available to Buyer (to the extent applicable to the particular plan) complete copies of (i) each written Employee Benefit Plan sponsored by the Company, as currently in effect, together with audited financial statements for the Company’s 401(k) Plan; (ii) the most recent determination letter issued by the Internal Revenue Service with respect to such plan, if any; (iii) the Form 5500 Annual Reports for filed for such plan for the three (3) most recent plan years, if any; (v) the most recent summary plan description or summary of modifications distributed to participants in such plan, if any; and (iv) each other material document, explanation or communication which describes any relevant aspect of any such plan that is not disclosed in previously delivered materials. A description of any unwritten Employee Benefit Plans of the Company, including a description of any material terms of such plan, is set forth in Schedule 5.17(a) of the Disclosure Schedule. Schedule 5.17(a) of the Disclosure Schedule also sets forth a complete and accurate description, in all material respects, of the Company’s severance practices and lists all employment agreements containing severance benefits.
(c) Other than as set forth on Schedule 5.17(c) of the Disclosure Schedule, to the Company’s Knowledge, (i) each Employee Benefit Plan of the Company has been in material compliance and currently complies in all material respects in form and in operation with all applicable requirements under ERISA, the Code or any other applicable Law, and has been administered in all material respects in accordance with its terms; (ii) the Company has complied in all material respects with all applicable Law relating to such Employee Benefit Plans; and (iii) to the Knowledge of the Company, no act or omission has occurred and no condition exists with respect to any Employee Benefit Plan of the Company that could subject the Company to any material fine, penalty or excise tax imposed under any applicable Law.
(d) Neither the Company nor any Company Plan Affiliate has at any time during the last five years participated in or made contributions to or had any other liability with respect to, a plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or Section 3(37) of ERISA, a “multiple employer plan” within the meaning of Code Section 413(c), a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or a plan which is subject to Title IV of ERISA. The Company never participated in or made contributions to, or had any other liability with respect to, a plan or arrangement applicable to employees located outside the United States.

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(e) There are no actions, suits or claims pending or, to the Company’s Knowledge, actually threatened with respect to any Employee Benefit Plan of the Company, or the assets thereof (other than routine claims for benefits).
(f) Except to the extent not reasonably likely to result in material Liability to the Company, with respect to any Employee Benefit Plan of the Company, to the Company’s Knowledge: (i) there has been no non-exempt “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the Code, (ii) no Person has breached any fiduciary obligation, and (iii) no Person otherwise has any liability for any failure to act or comply in connection with the administration or investment of the assets of any such plan.
(g) Except for benefits that do not extend beyond the end of the month of termination of employment under the Company’s group health plan(s), no Employee Benefit Plan of the Company provides, at the expense of the Company, medical, health, life insurance or other welfare-type benefits to retirees or former employees, owners or consultants or individuals who terminate (or have terminated) employment with the Company, or the spouses or dependents of any of the foregoing, except for coverage required under applicable Law, including, without limitation, health care continuation coverage under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA or similar state law; provided that beneficiaries/covered individuals pay the applicable premiums.
(h) Schedule 5.17(h) of the Disclosure Schedule contains a complete and accurate list of all Employee Benefit Plans and any other arrangements that will result in any payment, acceleration, vesting or increase in benefits, or transfer of money, property or other consideration on account of or in connection with the transactions contemplated by this Agreement (either alone or together with any subsequent termination of employment) and not otherwise contemplated by this Agreement. The Company has no obligation to make “parachute payments,” within the meaning of Code Section 280G(b)(2), that are “contingent,” within the meaning of such Code Section and the Treasury Regulations promulgated thereunder, on the consummation of the transactions contemplated by this Agreement.
(i) Each Employee Benefit Plan of the Company can be amended, terminated or otherwise discontinued at any time in accordance with its terms without material liability to the Company. The Company is in good faith compliance with Code Section 409A.
SECTION 5.18 AFFILIATE TRANSACTIONS. Except (a) for customer relationships conducted on an ordinary arm’s-length basis or (b) as set forth in Schedule 5.18 of the Disclosure Schedule, neither the Company nor any Affiliate of the Company, has any direct or indirect interest (other than an equity interest of less than one percent (1%) of a publicly held company) in any supplier or customer of the Company, or in any Person from whom or to whom the Company has leased any real or personal property (any such interest being an “Affiliate Transaction”), except for transfers of cash, property or rights arising in the ordinary course pursuant to and in accordance with the terms of any employment or consulting agreements, complete and correct copies of which have been provided to Buyer, or the terms of which have been disclosed in the Disclosure Schedule. Schedule 5.18 of the Disclosure Schedule sets forth any existing commitments of the Company to engage in the future in any Affiliate Transactions.

SECTION 5.19 HEALTH, SAFETY AND ENVIRONMENT.
(a) Compliance; Permits. Except as set forth on Schedule 5.19(a) of the Disclosure Schedule, to the Company’s Knowledge (i) the Company is and at all times has been in compliance with all material Environmental and Safety Requirements applicable to its assets, the Business, the Leased Real Property and any facilities and operations thereon; (ii) the Company possesses all material Permits required under applicable Environmental and Safety Requirements and relating to its assets, the Business, the Leased Real Property and facilities and operations thereon; and (iii) the Company is and at all times has been in material compliance with all requirements or conditions imposed under such material Permits.
(b) No Hazardous Materials; No Releases. Other than as set forth on Schedule 5.19(b) of the Disclosure Schedule, except in compliance with all applicable Environmental and Safety Requirements, to the Knowledge of the Company (i) there are no Hazardous Materials on, in or under, or emanating from the Leased Real Property or any facilities or operations thereon; (ii) the Company has not generated, manufactured, refined, or, to its Knowledge, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Material at the Leased Real Property; and (iii) there has been no Release of any Hazardous Material at, migrating onto or under, or emanating from the Leased Real Property.
(c) No Other Conditions or Liabilities. Except as set forth on Schedule 5.19(c) of the Disclosure Schedule, to the Knowledge of the Company, no conditions exist or have existed with respect to the Company, or its assets, the Leased Real Property or any of the Company’s facilities or operations thereon and no events or activities have occurred with respect to its assets, the Leased Real Property or any of the Company’s facilities or operations thereon which (i) could reasonably be expected to interfere in any respect with or prevent continued compliance in all material respects with applicable Environmental and Safety Requirements, or (ii) give rise to any common law or statutory Liability or otherwise form the basis of any legitimate claim, action, suit, proceeding, hearing or investigation against or involving the Company, its assets, the Leased Real Property or any of the Company’s facilities or operations thereon relating to environmental conditions.
SECTION 5.20 EMPLOYEES; SALARIES; PERSONNEL AGREEMENTS, PLANS AND ARRANGEMENTS.
(a) Schedule 5.20(a) of the Disclosure Schedule contains a true, complete and correct list as of the date hereof setting forth (i) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on a salaried basis, (ii) the names, hire dates, current compensation rates and job titles of all individuals presently employed by the Company on an hourly basis, and (iii) the names and total annual compensation for all independent contractors who render material services on a regular basis to the Company. Except as set forth in Schedule 5.20(a) of the Disclosure Schedule and/or other Schedules of the Disclosure Schedule, or in the Ordinary Course of Business, no person listed thereon has received any bonus or increase in compensation since December 31, 2008, nor since that date has there been any unfulfilled promise to the employees listed on Schedule 5.20(a) of the Disclosure Schedule orally or in writing of any bonus or increase in compensation, whether or not legally binding, except for (i) increases in the Ordinary Course of Business consistent with the past compensation practices of the Company, and (ii) obligations incurred under existing Employee Benefit Plans or existing collective bargaining agreements of the Company. Except as provided in Schedule 5.20(a) of the Disclosure Schedule, to the Knowledge of the Company, no employee of the Company as of the date hereof intends to resign because of the consummation of the transactions contemplated by this Agreement.

(b) Except as listed on Schedules 5.17(a) or 5.20(b) of the Disclosure Schedule, or any other Schedule of the Disclosure Schedule, the Company is not a party to or obligated with respect to any (a) outstanding Material Contracts with current or former employees, agents, consultants, advisers, salesmen, sales representatives, distributors, sales agents, independent contractors or dealers, or (b) collective bargaining agreements or contracts with any labor union or other representative of employees or any employee benefits provided for by any such agreement. Correct and complete copies of all such documents have been made provided to Buyer. Except as set forth in Schedule 5.20(b) of the Disclosure Schedule, no strike, picketing, work stoppage, work slow down, to the Knowledge of the Company, union organizational activity, notice to bargain, charge or complaint of unfair labor practice, or, to the Knowledge of the Company, claims relating to employment discrimination or sexual harassment or other similar claims have occurred within the past five (5) years. To the Knowledge of the Company, the Company has complied in all material respects with all applicable Laws relating to the employment of labor, including provisions thereof relating to immigration status, wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes (unless such taxes are reserved for on the Financial Statements) relating to the Company. Except as set forth on Schedule 5.20(b) of the Disclosure Schedule, there are no administrative charges or court complaints pending or, to the Knowledge of the Company, threatened in connection with the Company before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor.
(c) With respect to the transactions pursuant to this Agreement, no notice is required under any Law pertaining to employees provided that upon or following the Closing, Buyer does not cause or permit the Company to terminate the employment of employees of the Company in a manner which would require a notice under any Law. Within the past 3 years, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.
SECTION 5.21 WORKERS COMPENSATION. Schedule 5.21 of the Disclosure Schedule sets forth all expenses, obligations, duties and liabilities relating to any claims by employees and former employees (including dependents and spouses) of the Company or any Company Plan Affiliate currently pending, and the extent of any specific accrual on or reserve therefor set forth on Financial Statements, for (a) costs, expenses and other liabilities under any workers compensation Laws, requirements or programs and (b) any other medical costs and expenses. Except as listed on Schedule 5.21, no employees of the Company are currently on leave due to work related illnesses or injuries.

SECTION 5.22 TAXES. Except as set forth on Schedule 5.22 of the Disclosure Schedule or reserved for on the Financial Statements or as may arise in connection with the transactions contemplated by this Agreement or any of the Transaction Documents, all Taxes due and payable by the Company, including, but not limited to, Taxes for which it may be liable by virtue of having been a member of any Affiliated Group, have been paid in full. The liability for Taxes of the Company reflected in the Financial Statements (other than the Interim Financial Statements) is sufficient in all material respects to provide for all material interest, penalties, assessments or deficiencies (in each case, relating to Taxes) which were due and unpaid as of the ending date of the periods covered by such Financial Statements and the appropriate accrual (in a manner consistent with past practices) for other material unpaid Taxes not yet due as of such dates, other than any such amounts arising in connection with this Agreement or the transactions completed by any of the Transaction Documents. All material Tax Returns that were required to have been filed by the Company have been filed in a timely manner and such returns were complete and correct in all material respects. Any deficiencies proposed in writing as a result of any governmental audits have been paid or settled, and there are no present disputes as to material Taxes payable by the Company. There are no unexpired waivers of any statute of limitations with respect to any Taxes by the Company, and the Company is not a party to any audit or other action or proceedings by any Governmental Authority for the collection or assessment of Taxes. The Company has timely withheld and paid all material Taxes required to be paid or owing with respect to any payment to any officer, shareholder, director, current or former employee, independent contractor or third party. The Company is not a party to or bound by any tax sharing agreement that will have continuing effect after the Closing Date. The Company is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code. The Company has not been a party to a reportable transaction under the meaning of Treasury Reg. 1.6011-4. Other than with respect to Taxes incurred in the Ordinary Course of Business or as may arise in connection with the transactions contemplated by this Agreement or any of the Transaction Documents, the Company has no liability for Taxes incurred since the date of the Financial Statements.
SECTION 5.23 Intentionally Omitted.
SECTION 5.24 CUSTOMERS. Schedule 5.24 of the Disclosure Schedule is a complete list by aggregate dollar value of sales made or services provided within each of the most recently completed fiscal year and the current fiscal year-to-date of the Company, to each customer of the Company whose purchases during such period exceed, in the aggregate, $10,000. Except as set forth on Schedule 5.24, no present customer has given notice to the Company cancelling or otherwise terminating or materially and adversely modified any Material Contract, other than ordinary course expirations and renegotiations. To the Knowledge of the Company, no such customer has threatened to cancel or otherwise terminate or materially and adversely modify, any Material Contract or commitment to the Company, other than ordinary course expirations and renegotiations. Since January 1, 2009, the Company has not received any notice, nor does the Company have Knowledge of the Company, that any such customer intends to cancel or otherwise materially and adversely modify any Material Contract or commitment to the Company on account of the transactions contemplated by this Agreement or the Transaction Documents or otherwise. To the Company’s Knowledge, there is no existing material dispute between the Company, on the one hand, and any material customer, supplier, distributor, representative, agent or other contractor on the other hand, other than in the Ordinary Course of Business. The Company has not granted or agreed to provide any sales, trade or product promotion allowances, rebates or similar product promotions or incentives, and the Company has no liability or obligation with respect to any of the foregoing, except in each case as set forth on Schedule 5.24 of the Disclosure Schedule.
SECTION 5.25 BANK ACCOUNTS. Schedule 5.25 of the Disclosure Schedule is a complete and correct list of each bank or financial institution in which the Company has an account, safe deposit box or lockbox, or maintains a banking, custodial, trading or similar relationship, the number of each such account or box, and the names of all persons authorized to draw thereon or having signatory power or access thereto.

SECTION 5.26 INDEBTEDNESS. The Company has no Indebtedness, including any prepayment penalty in connection therewith.
SECTION 5.27 CORPORATE NAMES; BUSINESS LOCATIONS. During the past five (5) years, except as set forth on Schedule 5.27 of the Disclosure Schedule, the Company has not been known by or used any fictitious or trade names and (b) the Company has not had an office or place of business other than as set forth on Schedule 5.27 of the Disclosure Schedule.
SECTION 5.28 Intentionally Omitted.
SECTION 5.29 DISCLOSURE. Except for the representations and warranties contained in Article II and this Article V and the representations and warranties of the Company explicitly designated as such in any of the Transaction Documents, none of Sellers, the Company or any Person acting, or purporting to act, on behalf of Sellers or the Company makes any representations or warranties to Buyer with respect to the execution and delivery of this Agreement or any of the Transaction Documents, the Merger, the transactions contemplated by this Agreement or any of the Transaction Documents, or the Business, notwithstanding the delivery or disclosure to Buyer of any documentation, reports or other information with respect to any one or more of the foregoing.
Notwithstanding anything to the contrary set forth in this Agreement, the payment by the Company of additional compensation to any of its employees (whether through additional severance, bonuses or otherwise) proximate to the Closing Date (and any corresponding cash capital contribution by Sellers to the Company) shall not be construed as a breach of any representation or warranty of Sellers or the Company set forth in this Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
Buyer and Merger Sub hereby represent and warrant to Sellers:
SECTION 6.1 ORGANIZATION. Buyer and Merger Sub are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Each of Buyer and Merger Sub has full power and authority to carry on its business as conducted by it and to own or hold under lease the properties and assets it now owns or holds under lease. Each of Buyer and Merger Sub is duly qualified to do business and is in good standing as a foreign corporation or company (as applicable) in all jurisdictions where the nature of the property owned or leased by it, or the nature of its business, makes such qualification necessary and where the absence of such qualification would have a Material Adverse Effect on Buyer or Merger Sub would have a material adverse effect on the validity or enforceability of this Agreement or the Transaction Documents.
SECTION 6.2 AUTHORIZATION.
(a) Each of Buyer and Merger Sub has full power, right and authority to enter into and perform its obligations under this Agreement and each of the Transaction Documents to which it is a party. The execution, delivery and performance by Buyer and Merger Sub of this Agreement and each of the Transaction Documents to which it is a party have been duly and properly authorized by all requisite action in accordance with applicable law and with their respective organizational documents. Each Person executing this Agreement and each of the Transaction Documents to be executed and delivered by or on behalf of Buyer and Merger Sub has the power and authority to execute and deliver this Agreement and each of such Transaction Documents, to consummate the transactions contemplated hereby and thereby and to cause Buyer or Merger Sub, as applicable, to perform their respective obligations under such documents and agreements.

(b) This Agreement has been duly executed and delivered by Buyer and Merger Sub and constitutes the legal, valid and binding obligations of Buyer and Merger Sub, enforceable against it in accordance with its terms. Each of the Transaction Documents to be executed and delivered by or on behalf of Buyer and Merger Sub will be duly executed and delivered by such entity and when so executed and delivered, will be the legal, valid and binding obligation of such entity, enforceable against such entity in accordance with its terms.
SECTION 6.3 NO CONFLICTS. Neither the execution and delivery of this Agreement and the Transaction Documents by Buyer or Merger Sub nor the performance by Buyer or Merger Sub of the transactions contemplated hereby or thereby will:
(a) violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of Buyer or Merger Sub;
(b) violate or conflict with or result in a breach of any Law or conflict with or result in the breach of any of the terms, conditions or provisions thereof;
(c) constitute (with or without notice or lapse of time or both) a default under or otherwise violate any material Permit, Contract, mortgage, note, bond, license or other instrument to which Buyer or Merger Sub is a party or by which the properties or assets of Buyer or Merger Sub are bound;
(d) constitute an event which would permit any party to terminate, or accelerate the maturity of any Indebtedness or other obligation under, any Contract, mortgage, note, bond, license or other instrument to which Buyer or Merger Sub is a party or by which the properties or assets of Buyer or Merger Sub are bound;
(e) result in the creation or imposition of any Lien upon the assets of Buyer or Merger Sub; or
(f) require any Permit, authorization, consent, approval, exemption or other action by or notice to any Person, court or administrative or governmental body pursuant to any Laws.
SECTION 6.4 FINANCIAL STATEMENTS.
(a) Buyer has previously made available to the Company (through the SEC’s EDGAR filing system) copies of its Annual Report on Form 10-K for the year ended December 31, 2008, and Quarterly Reports on Form 10-Q for the quarter ended June 30, 2009 (collectively, the “Disclosure Materials”) and the financial statements contained therein (collectively, the “Buyer Financial Statements”). Subject, in the case of any unaudited Buyer Financial Statements, to normal year-end adjustments and the absence of footnote disclosure, Buyer Financial Statements fairly present, in conformity with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its Subsidiaries as of the dates thereof, and cash flows and changes in financial position for the periods then ended.
(b) Merger Sub does not have any Liabilities or Indebtedness other than Merger Sub’s obligations set forth with specificity in this Agreement.
SECTION 6.5 LITIGATION. There is no suit, action, proceeding, arbitration, mediation, claim, order or investigation pending or, to the Knowledge of Buyer, threatened, against Buyer, Merger Sub or any of their respective properties or assets, or that would prevent or delay the consummation of the transactions contemplated hereby or by the Transaction Documents. There has been no suit, action, proceeding, arbitration, mediation, claim or order pending or, to the Knowledge of Buyer, threatened against Buyer or Merger Sub before any court, or before any governmental department, commission, board, agency, or instrumentality in the last five years relating to any merger or acquisition transaction to which Buyer or Merger Sub was a party. Neither Buyer, nor Merger Sub is subject to any outstanding order which would have a Material Adverse Effect on Buyer or would prevent or delay the consummation of the transactions contemplated under this Agreement or the Transaction Documents.

SECTION 6.6 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LEGAL REQUIREMENTS.
(a) Buyer and Merger Sub hold all governmental authorizations necessary for the lawful conduct of their respective businesses, except where the failure to so hold a governmental authorization would not, individually or in the aggregate, have a Material Adverse Effect on Buyer or Merger Sub. Buyer and Merger Sub are in compliance with the terms of any such governmental authorizations, except where the failure to so comply would not have a Material Adverse Effect on Buyer and Merger Sub.
(b) Except as disclosed in the Disclosure Materials, Buyer and Merger Sub are, and, at all times since January 1, 2009, have been, in compliance with all applicable Laws, except where the failure to so comply with such Laws has not had and could not reasonably be expected to have a Material Adverse Effect on Buyer or Merger Sub. No proceeding, investigation or review by any Governmental Authority with respect to Buyer or Merger Sub is pending or, to the Knowledge of Buyer, threatened, nor, to the Knowledge of Buyer, has any Governmental Authority indicated an intention to conduct the same, other than, in each case, those which Buyer reasonably believes will not have a Material Adverse Effect on Buyer or Merger Sub.
SECTION 6.7 ENVIRONMENTAL MATTERS. Except as disclosed in the Disclosure Materials, Buyer and Merger Sub are in compliance with all applicable Environmental and Safety Requirements, which compliance includes the possession by Buyer and Merger Sub of all material authorizations of Governmental Authorities required under applicable Environmental and Safety Requirements, and compliance with the terms and conditions thereto, except where the failure to comply with such Environmental and Safety Requirements or to posses or comply with such authorizations of Governmental Authorities would not have a Material Adverse Effect on Buyer or Merger Sub.
SECTION 6.8 BUYER SHARES. The Buyer Shares to be issued pursuant to the terms of this Agreement have been adequately reserved and will, when issued, be validly issued, fully paid and non-assessable, free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws, and not subject to preemptive rights or other similar rights, options, understandings, agreements (other than this Agreement) or rights of first refusal. The Buyer Shares, when issued in accordance with this Agreement, will be free and clear of all Liens.
SECTION 6.9 NO INSOLVENCY. Each of Buyer and Merger Sub is not and will not be, after giving effect to the transactions contemplated by this Agreement, insolvent within the meaning of 11 U.S.C. Section 101(32) or similar laws of any jurisdiction. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement and the Transaction Documents with actual intent to hinder, delay or defraud either present or future creditors of Buyer or Merger Sub. At the Effective Time, each of Buyer and each of its Subsidiaries will have sufficient funds to enable it to consummate the transactions contemplated by this Agreement and the Transaction Documents.

SECTION 6.10 SEC REPORTS. Buyer has filed all registration statements, forms, reports and other documents that Buyer is required to file with the SEC under the 1934 Act and Related Rules (such registration statements, forms, reports and other documents, and all documents incorporated by reference in such registration statements, forms, reports and other documents, including those that Buyer may file after the date of this Agreement and prior to the issuance of the Buyer Shares, being the “SEC Reports”). Each of the SEC Reports (a) were or will be filed on a timely basis, (b) at the time filed, complied, or will comply when filed, as to form in all material respects with the applicable requirements of the Securities Act and the 1934 Act and Related Rules, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and (c) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff. As of the date of this Agreement, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. None of Buyer’s subsidiaries is required to file any form, report, registration, statement or other document with the SEC.
SECTION 6.11 BROKERS’ OR FINDERS’ FEES. No agent, broker, investment banker, Person or firm (i) has acted on behalf of Buyer or Merger Sub or under the authority thereof, in connection with, or (ii) will be entitled to any brokers’ or finders’ fee or any other commission or similar fee as a result of, any of the transactions contemplated by this Agreement or the Transaction Documents.
SECTION 6.12 DISCLOSURE. None of the representations and warranties of Buyer or Merger Sub set forth in this Agreement, in any of the certificates, schedules, lists, documents, exhibits or other instruments delivered, or to be delivered, to the Company as contemplated by any provision hereof (including, without limitation, the Transaction Documents), to the Knowledge of Buyer, contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Disclosure Materials do not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.
SECTION 6.13 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Article VI and the representations and warranties of Buyer or any Subsidiary of Buyer that are explicitly designated as representations and warranties in any of the Transaction Documents, neither Buyer nor Merger Sub nor any Person acting, or purporting to act, on behalf of Buyer or Merger Sub makes any representations or warranties to Company with respect to the execution and delivery of this Agreement or any of the Transaction Documents, the Merger, the transactions contemplated by this Agreement or any of the Transaction Documents, or the business of Buyer or Merger Sub, notwithstanding the delivery or disclosure to the Company of any documentation, reports or other information with respect to any one or more of the foregoing.

ARTICLE VII
OTHER COVENANTS
SECTION 7.1 RETENTION OF AND ACCESS TO RECORDS.
(a) For a period of not less than six (6) years after the Closing (or for such longer periods as may be reasonably requested by Sellers in writing (A) to satisfy applicable Laws or agreements, (B) to provide Sellers (and their advisors) information that is reasonably relevant and necessary to defend any claim for indemnification under this Agreement (provided that such information shall exclude any information created after the Closing Date that is protected by the attorney-client privilege, the attorney work product doctrine or any other applicable privilege) or (C) in connection with any claim for which Sellers are alleged to be responsible that has been commenced or is pending or threatened until any such claim has been settled through judgment or otherwise or is no longer pending or threatened), Buyer, the Surviving Company and any successor of the Surviving Company shall preserve and retain the corporate, accounting, legal, auditing and other Books and Records of the Company (including, but not limited to, any Books and Records relating to any Governmental Authority or non-Governmental Authority claims) arising out of the conduct of the Business and operations of the Company on or prior to the Closing Date.
(b) From and after the Closing, Buyer and the Surviving Company and any successor of the Surviving Company shall provide reasonable access, during regular business hours, to Sellers and their attorneys, accountants and other advisors and representatives to review any Books and Records of Buyer and the Surviving Company relating to matters of the Company arising on or prior to the Closing Date and to make paper or electronic copies thereof, each as necessary or desirable for, or reasonably relevant to:
(i) the preparation, documentation and execution, if necessary, of all financial statements, Tax Returns, Tax refund or Tax credit claims and reports or the resolution of any Tax audits, claims, litigation or disputes concerning the Company’s and/or either Seller’s Tax liabilities attributable to the Company for taxable periods ended on or prior to the Closing Date and for taxable periods ending thereafter if the Tax liability for all or any portion of such periods may affect any Tax liability of such Persons;
(ii) any matters in respect of which either or both Sellers might have indemnification obligations pursuant to this Agreement (provided that such information shall exclude any information created after the Closing Date that is protected by the attorney-client privilege, the attorney work product doctrine or any other applicable privilege); and
(iii) any legitimate business reason for which a request is made by either Seller, which such request will not be unreasonably refused or delayed; provided, however that such Seller provides either Buyer or the Surviving Company five (5) days notice.
Persons receiving such information shall disclose such information only as reasonably necessary or appropriate for the purpose for which such information was requested.

(c) Buyer and the Surviving Company shall reasonably cooperate with Sellers, and their attorneys, accountants and other advisors and representatives with respect to the matters described in this Section 7.1 (including (i) making available employees of Buyer and the Surviving Company, if any, who are familiar with such Books and Records to assist such Persons and (ii) allowing use of Buyer and the Surviving Company copying facilities, clerical services and telephone in a reasonable manner). Sellers will provide reasonable notice to Buyer and the Surviving Company of the cooperation requested and will coordinate with Buyer and the Surviving Company with respect to the timing and extent of the cooperation so as to minimize interference with the conduct of Buyer and the Surviving Company’s business, subject in all cases to the need for the Company’s cooperation. Subject to the Sellers’ rights to indemnification for certain matters under Article IX, Sellers will reimburse Buyer and the Surviving Company for all of their reasonable out-of-pocket expenses (including reasonable attorneys’ fees and expenses) incurred at the direction of Sellers pursuant to this Section 7.1.
(d) Following the Closing, in the event that Buyer or the Surviving Company enters into a disposition transaction involving the Surviving Company or the assets acquired by the Surviving Company pursuant to this Agreement, Buyer and the Surviving Company shall include in the documents governing such disposition transaction a provision obligating the acquiror or transferee thereof to abide by the provisions of this Section 7.1.
SECTION 7.2 NONCOMPETITION AND NONSOLICITATION COVENANTS BY SELLERS
(a) Neither Seller shall during the Noncompete Period, in any manner, directly or indirectly or by assisting any other Person, engage in, have an equity or profit interest (other than ownership of less than one percent of the equity of a publicly traded company) in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to, any business that sells or offers products or services in the insurance industry in the United States that compete with the products or services sold or offered by the Company as of immediately prior to the Closing. For purposes of this Agreement, “Noncompete Period” means the period beginning on the Closing Date and continuing for a period of five (5) years from the Closing Date.
(b) Neither Seller shall during the Noncompete Period, in any manner, directly or indirectly or by assisting any other Person, recruit or hire away or attempt to recruit or hire away, on its behalf or on behalf of any other Person employed by the Company.
(c) It is expressly understood and agreed by the Parties that Sellers consider the restrictions and covenants contained in Section 7.2(a) and Section 7.2(b) to be made in connection with the sale of a business, and Sellers will benefit from the selling of of the business, and this Agreement shall so be construed and enforced, and further consider such restrictions to be reasonable for the purpose of preserving the value of the Business of the Company being transferred to Merger Sub under this Agreement. If a final judgment of a court of competent jurisdiction declares that any term or provision of Section 7.2 is invalid or unenforceable, each Seller agrees that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
(d) The prohibitions on the activities of the Sellers detailed in Section 7.2(a) and Section 7.2(b) above shall become void and Section 7.2(a) and Section 7.2(b) shall no longer be binding upon the Sellers if Buyer fails to pay the Put Option Purchase Price within 30 days of the Put Date.

ARTICLE VIII
CLOSING; TERMINATION
SECTION 8.1 TIME AND PLACE. The transactions contemplated by this Agreement (including the Merger) shall be consummated as provided in Section 1 of this Agreement.
SECTION 8.2 DELIVERIES OF SELLERS AND THE COMPANY.
(a) The obligations of Buyer and Merger Sub under this Agreement to consummate the transactions contemplated under this Agreement are subject to the satisfaction of the Company’s obligation to deliver or cause to be delivered to Buyer the following items at or prior to the Closing, any one or more of which may be waived in whole or in part in writing in the sole discretion of Buyer:
(i) Corporate Documents. Articles of Incorporation of the Company, certified by the Secretary of State of the Company’s formation as of a recent date, and the Bylaws of the Company, certified by the secretary of the Company, as in effect at the Closing.
(ii) Certificates of Good Standing. Certificates of Good Standing, dated as of a recent date, with respect to the Company, issued by the Secretary of State of the state of its formation.
(iii) Resolutions. A copy of the resolutions of the Board of Directors and Shareholder(s) of the Company certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of the Transaction Documents to which the Company is a party and the performance of the transactions to be performed by the Company as contemplated hereby and thereby.
(iv) Merger Consideration Certificate. Each Seller shall deliver an executed version of the Merger Consideration Certificate, in the form of Exhibit A attached hereto.
(v) Employment Agreements. A copy of (A) the Employment Agreement between Buyer and Dale Okuno, executed by Dale Okuno, in the form of Exhibit B-1 as attached hereto, and (B) the Employment Agreement between Buyer and Dilip Sontakey, executed by Dilip Sontakey, in the form of Exhibit B-2 attached hereto.
(vi) Amendment of Pasadena Lease. A copy of the Amendment of Lease amending the lease agreement for the Company’s office space located at 918 East Green Street, Pasadena, California, in the form of Exhibit C attached hereto, executed by Green Street Partners and duly notarized.
(vii) Escrow Agreement. A copy of the Escrow Agreement, in the form of Exhibit D attached hereto, executed by the Company, the Sellers and the Escrow Agent.
(viii) PTG Building Lease Agreement. A copy of the PTG Building Lease Agreement, in the form of Exhibit E attached hereto, executed by Premier Technology Group PVT Ltd.

(ix) Tender of Share Certificates. The original stock certificates of each of the Sellers representing the Shares, duly endorsed or accompanied by stock powers duly executed; provided, that if any such original stock certificate has been lost, stolen or destroyed, an affidavit of lost certificate(s) and agreement reasonably acceptable to Buyer to indemnify Buyer against any claim that may be made against Buyer on account of the alleged loss, theft or destruction of such certificate(s) may be tendered in lieu of such original stock certificates that such Seller has alleged have been lost, stolen or destroyed.
(b) Delivery of Documents. All documents delivered to Buyer shall be in form and substance reasonably satisfactory to Carlton Fields, P.A., counsel for Buyer.
(c) Satisfaction of Conditions. Notwithstanding the foregoing in this Section 8.2, Buyer and Merger Sub acknowledge and agree that all of the items that the Company was obligated to deliver to Buyer pursuant to this Section 8.2 were delivered upon the execution of this Agreement and were in form and substance satisfactory to Carlton Fields, P.A. and, therefore, all conditions in this Section 8.2 to Buyer and Merger Sub’s obligation to consummate the transactions contemplated by this Agreement have been satisfied in full.
SECTION 8.3 DELIVERIES OF BUYER.
(a) The obligations of the Company and Sellers under this Agreement to consummate the transactions contemplated under this Agreement are subject to the satisfaction of Buyer’s and Merger Sub’s obligation to deliver or cause to be delivered to the Sellers the following items at or prior to the Closing, any one or more of which may be waived in whole or in part in writing in the sole discretion of the Sellers:
(i) Certificate of Incorporation. The Certificate of Incorporation of Buyer and the Articles of Organization of Merger Sub, in each case certified by the Secretary of State of their respective states of formation as of a recent date and the Bylaws of Buyer and the limited liability company agreement of Merger Sub, in each case certified by their respective secretaries, as in effect at the Closing.
(ii) Certificates of Good Standing. Certificate of Good Standing, as of a recent date, with respect to Buyer and Merger Sub, issued by the Secretary of State of their respective states of formation.
(iii) Resolutions. A copy of the resolutions of the Board of Directors of Buyer, and a copy of the resolutions of the Managers (if applicable) and the sole member of Merger Sub, certified by the respective secretaries as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which such entity is a party and the performance of the transactions contemplated hereby and thereby.
(iv) Delivery of Share Certificates. Buyer will deliver to Sellers the book shares certified Bank of New York Mellon, Buyer’s transfer agent, in respect of the Buyer Shares at the time of closing in the manner and proportion set forth in the Merger Consideration Certificate.
(v) Closing Purchase Price. The Cash Merger Consideration will be paid by wire transfer as provided in Article I of this Agreement and in accordance with the wiring instructions provided by Sellers and, with respect to the Escrow Amount, the Escrow Agent.

(vi) Employment Agreements. A copy of (A) the Employment Agreement between Buyer and Dale Okuno, executed by Buyer, in the form of Exhibit B-1 as attached hereto, and (B) the Employment Agreement between Buyer and Dilip Sontakey, executed by Buyer, in the form of Exhibit B-2 as attached hereto.
(vii) Amendment of Pasadena Lease. A copy of the Amendment of Lease amending the lease agreement for the Company’s office space located at 918 East Green Street, Pasadena, California, in the form of Exhibit C attached hereto, executed by Merger Sub and duly notarized.
(viii) Escrow Agreement. A copy of the Escrow Agreement, in the form of Exhibit D attached hereto, executed by Buyer and the Escrow Agent.
(ix) PTG Building Lease Agreement. A copy of the PTG Building Lease Agreement, in the form of Exhibit E attached hereto, executed by Buyer or a Subsidiary of Buyer.
(x)  Certificate of Merger. A copy of the Certificate of Merger duly executed by Merger Sub.
(b) Delivery of Documents. All documents delivered to the Sellers shall be in form and substance reasonably satisfactory to Perkins Coie, LLP, counsel for the Company.
(c) Satisfaction of Conditions. Notwithstanding the foregoing in this Section 8.3, the Company and the Sellers acknowledge and agree that all of the items that Buyer and Merger Sub were obligated to deliver to the Sellers pursuant to this Section 8.3 were delivered upon execution of this Agreement and were in form and substance satisfactory to Perkins Coie, LLP and, therefore, all conditions in this Section 8.3 to the Company and the Sellers’ obligation to consummate the transactions contemplated by this Agreement have been satisfied in full.

SECTION 8.4 TERMINATION.
(a) Termination of Agreement. This Agreement may be terminated and abandoned at any time prior to the Effective Time only upon the mutual written consent of Buyer and the Company.
(b) Effect of Termination. If this Agreement is terminated pursuant to this Section 8.4, this Agreement shall become null and void, and all rights and obligations of the Parties hereunder shall terminate without any liability of any party to any other party, except for a breach of this Agreement; provided, however, the provisions contained in Sections 11.7, 11.8, 11.9, 11.10 and 11.11 shall survive termination of this Agreement. Notwithstanding any other provision in this Agreement to the contrary, upon termination of this Agreement pursuant to Section 8.4(a)(ii), the Company will remain liable to Buyer and Merger Sub for any breach of this Agreement by the Company existing at the time of such termination, and upon termination of this Agreement pursuant to Section 8.4(a)(iii), Buyer and Merger Sub will remain liable to the Company for any breach of this Agreement by Buyer or Merger Sub existing at the time of such termination, and the Company, on the one hand, and Buyer or Merger Sub, on the other hand, as the case may be, may seek such remedies, including damages and fees of attorneys, against the other with respect to any such breach as are provided in this Agreement or as are otherwise available at law or in equity.
ARTICLE IX
INDEMNIFICATION
SECTION 9.1 INDEMNIFICATION BY SELLERS FOR BREACH BY SELLERS OR THE COMPANY. Subject to the limitations set forth in Section 9.5, Sellers (in proportion to such Seller’s percentage ownership of the Cash Merger Consideration, as set forth on the Merger Consideration Certificate) shall severally, and not jointly, indemnify Buyer, Merger Sub and their Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, lenders, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) for and save and hold each of them harmless from and against and pay on behalf of or reimburse the Buyer Indemnified Parties as and when incurred upon showing reasonable evidence thereof, for any and all liabilities, claims, actions, assessments, losses, costs, damages, deficiencies, Taxes, fines or expenses whether or not arising out of third-party claims (including, without limitation, interest, penalties, reasonable attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing) to the extent of out-of-pocket costs actually incurred (collectively, “Losses”) which any Buyer Indemnified Party may suffer, sustain or become subject to from and after the Effective Time, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:
(a) any breach of any representation or warranty made by the Company in this Agreement (after giving effect to any disclosure made by Sellers or the Company in the Disclosure Schedule), including the schedules and exhibits, certificates or other instruments or documents furnished to Buyer by Sellers or the Company specifically required in connection herewith (after giving effect to any disclosure made by Sellers or the Company in the Disclosure Schedule), or in any of the Transaction Documents, provided, however, that no breach of any representation or warranty shall be deemed to have occurred if Buyer, prior to Closing, had actual knowledge of the breach of any representation or warranty or that any representation or warranty was incorrect and did not disclose such fact to Sellers; or

(b) any non-fulfillment or breach of any covenant or agreement on the part of Sellers or, prior to the Closing, the Company under this Agreement or other instruments or documents delivered by Sellers or by the Company prior to the Closing as specifically required in connection herewith, including, without limitation, the Transaction Documents;
(c) any claim for payment of fees, expenses or other Liabilities owed to either Seller’s or the Company’s legal or financial professionals or any broker or finder for services provided prior to the Closing in connection with the origin, negotiation, execution or consummation of this Agreement based upon any alleged agreement between the claimant and either Seller, the Company, or any Affiliate of any of the foregoing; or
(d) any fraudulent misrepresentation by the Company (prior to the Closing) or by a Seller contained herein or in any of the Transaction Documents.
SECTION 9.2 INDEMNIFICATION BY BUYER AND MERGER SUB. Buyer and Merger Sub, on behalf of themselves and their respective successors and assigns, hereby agree to, indemnify each Seller and his respective Affiliates, agents, lenders, representatives, successors and permitted assigns (the “Seller Indemnified Parties”) for and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer, sustain or become subject to, in connection with, incident to, resulting from or arising out of or in any way relating to or by virtue of, directly or indirectly:
(a) any breach of any representation or warranty made by Buyer or a Subsidiary of Buyer in this Agreement or in any of the Transaction Documents, including, without limitation, the schedules and exhibits, certificates or other instruments or documents furnished to Sellers or the Company by Buyer or a Subsidiary of Buyer in connection with the transactions contemplated by this Agreement or the Transaction Documents, provided, however, that no breach of any representation or warranty shall be deemed to have occurred in respect of a Seller if such Seller, prior to Closing, had actual Knowledge of the breach of such representation or warranty or that such representation or warranty was incorrect and did not disclose such fact to Buyer or Merger Sub;
(b) any nonfulfillment or breach of any covenant or agreement on the part of Buyer, Merger Sub (or the Surviving Company on and after the Closing Date) or any Affiliate of the foregoing, in each case under this Agreement, any of the Transaction Documents or any of the other instruments or documents delivered by Buyer or a Subsidiary of Buyer as specifically required in connection with this Agreement or any of the Transaction Documents; including, without limitation, any breach of any covenant or agreement on the part of Buyer of the covenant set forth in Section 1.4 (Put Option) or any failure of Buyer or Merger Sub or any Affiliate of Buyer to make any payment required under this Agreement, any of the Transaction Documents or any of the other instruments or documents delivered by Buyer or Merger Sub as specifically required in connection with this Agreement;
(c) any claim for payment of fees, expenses or other Liabilities owed to Buyer’s or Merger Sub’s (or any of their Affiliate’s) legal or financial professionals or any broker or finder for services provided prior to the Closing in connection with the origin, negotiation, execution or consummation of this Agreement or the Transaction Documents based upon any alleged agreement between the claimant and Buyer, Merger Sub or any Affiliate of any of the foregoing; or

(d) any fraudulent misrepresentation by Buyer or Merger Sub or any Affiliate of Buyer or Merger Sub) contained in this Agreement or in any of the Transaction Documents.
SECTION 9.3 INDEMNIFICATION PROCEDURE FOR THIRD PARTY CLAIMS. In the event that, subsequent to the Closing, any person or entity entitled to indemnification under this Agreement (an “Indemnified Party”) receives notice of the assertion of any claim or of the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including, but not limited to, any Governmental Authority) (a “Third Party Claim”) against such Indemnified Party, against which a party to this Agreement is required to provide indemnification under this Agreement or which will be applied against the Basket Amount, as defined in Section 9.5(b)(i) (an “Indemnifying Party”), the Indemnified Party shall give written notice (a “Third Party Claim Notice”) regarding such claim to the Indemnifying Party as soon as practicable, and in any event within 20 Business Days after learning of such claim, unless the notice relates to commencement of an action or proceeding, in which case such notice shall be given as soon as practicable, and at least 15 Business Days prior to any response required by applicable Law or tribunal rule. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 Business Days after receipt from the Indemnified Party of a Third Party Claim Notice, which notice by the Indemnifying Party shall specify the counsel it will appoint to defend such claim (“Defense Counsel”), to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld, conditioned or delayed.
(a) In the event that the Indemnifying Party shall fail to give the Defense Notice within said 15-Business Day period, it shall be deemed to have elected not to conduct the defense of the subject claim, and in such event the Indemnified Party shall have the right to conduct the defense in good faith and to compromise and settle the claim in good faith with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed, provided that the Indemnifying Party may in its sole discretion refuse to consent to any compromise or settlement that (1) includes any finding or admission that the Indemnifying Party violated any Law or the rights of any Person, (2) is not entirely contained in a written agreement, (3) would lead to liability or create any financial or other obligation on the part of the Indemnifying Party in excess of the Escrow Amount then remaining in the Escrow Account (if the Indemnifying Party is a Seller) or for which the Indemnifying Party is not obligated to indemnify the Indemnified Party, (4) would impose any injunctive relief or obligation of specific performance on the Indemnifying Party, or (5) does not include an unconditional release and discharge of the Indemnifying Party in a form reasonably satisfactory to the Indemnifying Party) and the Indemnifying Party will be liable for all reasonable costs, expenses, settlement amounts or other Losses paid or incurred in connection therewith but only upon the terms and conditions of this Article IX; provided, however, that the Indemnified Party shall keep the Indemnifying Party informed of all material developments and events relating to such claim or proceeding.

(b) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject claim, the Indemnifying Party shall nonetheless (i) have, and be deemed to have, reserved all of his or its rights to deny, in whole or in part, the Indemnified Party’s claim for indemnification; and (ii) be entitled to have the exclusive control over said defense settlement of the subject claim and the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as it may reasonably request, all at the expense of the Indemnifying Party, and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. (Any fees or costs incurred by the Indemnified Party whilst engaging in such participation shall not be included within the calculation of its Losses for purposes of its entitlement to indemnification under this Section 9.3). In such an event, the Indemnifying Party will not settle the subject claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld, conditioned or delayed, provided that the Indemnified Party may in its sole discretion refuse to consent to any compromise or settlement that (1) includes any finding or admission that the Indemnified Party violated any Law or the rights of any Person, (2) is not entirely contained in a written agreement, (3) would lead to liability or create any financial or other obligation on the part of the Indemnified Party in excess of the Escrow Amount then remaining in the Escrow Account (if the Indemnifying Party is a Seller) or for which the Indemnifying Party is not obligated to indemnify the Indemnified Party, (4) would impose any injunctive relief or obligation of specific performance on the Indemnified Party, or (5) does not include an unconditional release and discharge of the Indemnified Party in a form reasonably satisfactory to the Indemnified Party.
(c) Without the prior written consent of the Indemnified Party which may be withheld for any reason or no reason, the Indemnifying Party will not cease to defend against such claim after assuming the defense of such claim, if pursuant to or as a result of such cessation, (i) injunctive relief or specific performance would be imposed against the Indemnified Party, (ii) such cessation would lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or (iii) such cessation will not result in a full release of the Indemnified Party with respect to such claim.
(d) Notwithstanding Section 9.3(b), the Indemnifying Party shall not be entitled to control, but may participate in, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim (i) that seeks a temporary restraining order, a preliminary or permanent injunction or specific performance against the Indemnified Party, (ii) that involves criminal allegations against the Indemnified Party, or (iii) that imposes liability on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder. In such an event, the Indemnifying Party will still have all of its obligations hereunder provided that the Indemnified Party will not settle the subject claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld, conditioned or delayed, provided that the Indemnifying Party may in its sole discretion refuse to consent to any compromise or settlement that (1) includes any finding or admission that the Indemnifying Party violated any Law or the rights of any Person, (2) is not entirely contained in a written agreement, (3) would lead to liability or create any financial or other obligation on the part of the Indemnifying Party in excess of the Escrow Amount then remaining in the Escrow Account (if the Indemnifying Party is a Seller) or for which the Indemnifying Party is not obligated to indemnify the Indemnified Party, (4) would impose any injunctive relief or obligation of specific performance on the Indemnifying Party, or (5) does not include an unconditional release and discharge of the Indemnifying Party in a form reasonably satisfactory to the Indemnifying Party.

(e) To the extent any final judgment entered or settlement agreed upon in the manner provided in this Agreement includes or results in Losses in respect of which the Indemnifying Party has an obligation to provide indemnification under this Agreement, from and after such the entrance of such final judgment or agreement of settlement the Indemnified Party shall be entitled to prompt indemnification of such Losses hereunder.
(f) A failure to give timely, complete or accurate notice as provided in this Section 9.3 will not affect the rights or obligations of any Party hereunder except and only to the extent that, as a result of such failure, any Indemnifying Party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially prejudiced as a result of such failure to give timely notice.
SECTION 9.4 PROCEDURES FOR NON-THIRD PARTY CLAIMS. In the event any party seeking indemnification under this Agreement should have a claim against a Party hereunder which does not involve a Third Party Claim (a “Direct Claim”), the party making the claim (the “Claiming Party”) shall promptly transmit to such Party from whom or from which indemnification is sought (the “Notified Party”) within 20 Business Days of the Claiming Party’s knowledge or possession of sufficient facts upon which such Direct Claim may be based a written notice (the “Direct Claim Notice”) describing in reasonable detail the basis of the Claiming Party’s request for payment under this Agreement. If the Notified Party does not notify the Claiming Party in writing within 45 Business Days from its receipt of the Direct Claim Notice that Notified Party disputes such Direct Claim, the Direct Claim specified in the Direct Claim Notice shall be deemed a liability of Notified Party hereunder. If Notified Party shall have timely disputed such Direct Claim, as provided above, such dispute shall be resolved by litigation as provided in Section 11.9 and Section 11.10 hereof.
SECTION 9.5 CERTAIN LIMITATIONS ON REMEDIES.
(a) Survival. All representations and warranties of the Parties hereto contained in or arising out of this Agreement or otherwise in connection herewith shall survive the Closing hereunder and shall continue in full force and effect through April 15, 2010, except the warranties and representations contained in the first three sentences of Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.2, Section 5.3, Section 5.4 and Section 5.22 and Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 6.8 and Section 6.10 shall survive until the earlier of (i) ten (10) Business Days after the expiration of all applicable statutes of limitations (including any amendments extending said statutes), and (ii) 24 months after the Closing Date. Notwithstanding the above, the covenants in Section 7.2 shall survive for the period set forth in such Section 7.2. Notwithstanding anything in this Agreement to the contrary, no party to this Agreement shall have any indemnification obligation under this Article IX for any claim of breach of a representation or warranty or fraudulent misrepresentation unless written notice as provided in this Article IX has been timely given in accordance with Section 11.1 prior to the expiration of the applicable survival period of the representation and warranty upon which such claim is based as provided in this Section 9.5(a); to the extent such notice is given prior to the expiration of the applicable survival period of the representation and warranty upon which such claim is based as provided in this Section 9.5(a), such claim for indemnification may be pursued until the final resolution of such claim in accordance with the provisions of this Article IX. All covenants and agreements shall survive the Closing until performance is completed under the terms of such covenants and agreements.

(b) Limitations on Sellers’ Indemnification. Notwithstanding anything to the contrary set forth in this Agreement:
(i) Sellers shall not be liable to the Buyer Indemnified Parties under Section 9.1(a) (other than as a result of any breach of any representation or warranty contained in Sections 2.1, 2.3 and 2.4, the first three sentences of Section 5.1(a), Section 5.1(b), Section 5.1(c), Section 5.2 and Section 5.3) unless and until the Losses incurred by all Buyer Indemnified Parties as a result thereof exceed, in the aggregate, $251,750 (the “Basket Amount”); and in the event that such Losses exceed the Basket Amount, Sellers shall severally, and not jointly, indemnify any Buyer Indemnified Party only for Losses in excess of the Basket Amount. Notwithstanding the foregoing, the Basket Amount shall not apply to any Losses resulting from any fraudulent misrepresentation by the Company or Sellers;
(ii) the indemnification provided for in Section 9.1(a) shall not apply to the extent that the Losses at issue have already been reflected as a accrual, reserve or liability (or a reduction in computing a net asset such as net accounts receivable) on the Interim Financial Statements;
(iii) any Losses as to which the indemnification provided for in Section 9.1(a) may apply shall be determined net of any actual recovery (whether by way of payment, discount, credit, off-set, tax benefit, counterclaim or otherwise) received by a Buyer Indemnified Party, Merger Sub or the Company from a third party (including without limitation any insurer or taxing authority) less any current or prospective cost associated with receiving such recovery;
(iv) prior to the Effective Time, neither Sellers nor the Company shall have any liability to any Buyer Indemnified Parties in respect of this Agreement or the other transactions and arrangements contemplated by this Agreement;
(v) from and after the Effective Time, neither of the Sellers shall have any liability to any Buyer Indemnified Parties in respect of this Agreement or the other transactions and arrangements contemplated by this Agreement or the Transaction Documents except as expressly provided in Section 9.1; provided, however, that the total amount of such liability shall be limited in the aggregate, as of any time from and after the Effective Time, to an amount equal to the portion of the Escrow Amount then remaining in the Escrow Account (the “Sellers Liability Cap”) except: (i) in the case of any claim based on either a fraudulent misrepresentation by the Company or a Seller prior to the Closing or a breach of any representation or warranty in Section 5.3 in which case the total amount of such liability in the aggregate shall be limited to and shall not exceed the dollar amount of the Total Merger Consideration as of the Closing; (ii) a breach of a representation or warranty in Section 5.8 in which case the total amount of such liability in the aggregate shall be limited to and shall not exceed 25% of the dollar amount of the Total Merger Consideration as of the Closing; (iii) a breach of Section 7.2 by a Seller, in which case the total amount of such Seller’s liability in the aggregate shall be limited to and shall not exceed 50% of the dollar amount of the Total Merger Consideration as of the Closing and Buyer shall retain all choices of remedies provided by Section 11.10 of this Agreement; or (iv) as may be provided in any Transaction Document that explicitly references this Section 9.5(b)(v).
(vi) without in any way limiting the application of Sellers Liability Cap, all Losses for which a Buyer Indemnified Party is entitled to indemnification under Section 9.1 shall first be satisfied from the Escrow Amount;

(vii) without in any way limiting the application of Section 9.5(b)(v), if any Losses for which any Buyer Indemnified Party is entitled to indemnification under Section 9.1 are based on a claim of fraudulent misrepresentation by a Seller and such Losses exceed the Sellers Liability Cap, then, with respect to the amount of Losses in excess of the Sellers Liability Cap (the “Excess”), the Buyer Indemnified Parties entitled to seek indemnification for such Excess may seek recovery for such Excess solely from Seller that made the fraudulent misrepresentation and, subject to the limitations on liability set forth in Section 9.5(b)(v), the total amount of such Seller’s liability in the aggregate for such Excess shall be limited to the remainder of (a) the dollar amount of the Total Merger Consideration as of the Closing received by such Seller minus (b) the Escrow Amount;
(viii) without in any way limiting the application of subsections (i) through (vii) of Section 9.5(b), in no event shall the total amount of liability in the aggregate of each Seller for Losses pursuant to this Article IX exceed in the aggregate an amount equal to 50 percent of the dollar amount of the Total Merger Consideration as of the Closing; and
(ix) notwithstanding anything in this Article IX to the contrary, in no event shall a Seller have any liability under this Article IX for any breach of Section 7.2 by the other Seller.
(c) Neither Sellers nor the Company shall have any liability to any Buyer Indemnified Parties for any Losses arising from or as a result of the termination of employment with the Company of the employees listed on the Disclosure Schedules hereto for which a Buyer Indemnified Party would be entitled to indemnification under Section 9.1, except to the extent that such Losses arise from the payment to an employee of a severance payment pursuant to a contract with the Company that was executed prior to the Closing or under any Company Employee Benefit Plan in excess of the amount set forth on the Disclosure Schedules.
(d) Mitigation. The Parties acknowledge that with respect to indemnity hereunder, applicable Law may require any Person claiming a right to indemnity under this Agreement to mitigate his, her or its damages.
SECTION 9.6 INSURANCE PROCEEDS. If any Losses related to a claim by an indemnified party are covered by one or more third party insurance policies held by the indemnified party (including without limitation in the case of Buyer Indemnified Parties, by the Company or Merger Sub) and the indemnified party (including without limitation in the case of Buyer Indemnified Parties, the Company or Merger Sub) actually receives a full or partial recovery under such insurance policies (the “Insurance Proceeds”), the indemnified party shall be entitled to recover from the indemnifying party only the amount by which such Losses exceed the Insurance Proceeds (and shall refund any amounts previously received from the indemnifying party equal to the Insurance Proceeds). Except as set forth in the next sentence, nothing in this Section 9.6 shall require any Party to seek recovery under any insurance policy. The Parties agree that if the applicable insurance policy is a policy held by the Company prior to the Closing or Merger Sub after the Closing or is a “claims made” policy held by the Company or Merger Sub, then the applicable Buyer Indemnified Party shall use commercially reasonable efforts to seek recovery under such policy. To the fullest extent of applicable Law, Buyer and Merger Sub, on behalf of themselves, all Buyer Indemnified Parties and their respective insurers, and Sellers, on behalf of themselves, all Seller Indemnified Parties and their respective insurers, waive all rights of subrogation with respect to the recovery of such Insurance Proceeds.

SECTION 9.7 INDEMNIFICATION FOR LOSSES BASED ON EFFECTIVE TIME. Buyer and Merger Sub, on behalf of themselves and their respective successors and assigns, hereby agree to indemnify Seller Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse the Seller Indemnified Parties as and when incurred for any and all Losses which any Seller Indemnified Party may suffer or sustain on or after the Effective Time solely resulting from the fact that the Effective Time is earlier in time than the Closing, except for any additional attorney’s fees, costs or other like items related to the negotiation of this Agreement or the consummation of the transactions contemplated herein or any Losses resulting from the timing of the receipt of the Cash Merger Consideration.
SECTION 9.8 EXCLUSIVITY OF REMEDY. Except as provided in Section 11.10 or as provided in any Transaction Document that explicitly references this Section 9.8, and notwithstanding any other provision of this Agreement to the contrary, the sole recourse of the Parties (and of all Buyer Indemnified Parties and all Seller Indemnified Parties) following the Closing for any fraudulent misrepresentation, for any breach or nonfulfillment by the Company, Sellers or Buyer or Merger Sub of any representation, warranty, agreement, covenant or other provision contained in this Agreement (or the other instruments or documents executed or delivered in connection with the Merger, including, without limitation, the other Transaction Documents), or for any Losses or any other matters arising under or relating to this Agreement (or the other instruments or documents executed or delivered in connection with the Merger, including, without limitation, the other Transaction Documents) or the transaction contemplated by this Agreement, shall be the recovery of indemnification payments under this Article IX.
SECTION 9.9 NO DUPLICATE RECOVERY. Notwithstanding anything to the contrary herein, a party seeking indemnification under this Agreement may not recover duplicative Losses in respect of a single set of facts or circumstances under more than one representation, warranty, covenant or agreement in this Agreement even if such facts or circumstances would constitute a breach of more than one representation, warranty, covenant or agreement in this Agreement.
SECTION 9.10 DIRECTOR AND OFFICER INDEMNIFICATION.
(a) Buyer agrees that all rights to indemnification for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former directors and officers of the Company (collectively, the “Covered Persons”) as provided as of the date hereof in the Company’s organizational documents, individual indemnity agreements, board resolutions or otherwise, shall survive the Merger and the transactions contemplated in the Transaction Documents and shall continue in full force and effect in accordance with their terms, but solely with respect to claims by Persons other than the Parties to this Agreement or the Transaction Documents, for a period of not less than six years from the Closing Date. In furtherance of the foregoing obligation, Buyer and Merger Sub agree that the limited liability company agreement of Merger Sub shall provide rights to indemnification to the Covered Persons that are substantially similar in scope as the rights to indemnification provided to the Covered Persons under the Company’s bylaws as of immediately prior to the Effective Time. Buyer shall not (and shall not permit any Person to) amend, repeal or otherwise modify such arrangements in any manner that would adversely affect the rights of the Covered Persons thereunder with respect to indemnification for claims by Persons other than the Parties to this Agreement or the Transaction Documents.

(b) Buyer shall cause the Surviving Company to undertake and honor, to the fullest extent permitted by applicable Law, all of the Company’s obligations to indemnify (including any obligations to advance funds for expenses) the Covered Persons for acts or omissions by such Covered Persons occurring prior to the Closing Date to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company’s organizational documents (by including rights to indemnification to the Covered Persons in the limited liability company agreement of Merger Sub that are substantially similar in scope as the rights to indemnification provided to the Covered Persons under the Company’s bylaws as of immediately prior to the Effective Time), individual indemnity agreements, board resolutions or otherwise, but solely with respect to claims by Persons other than the Parties to this Agreement or the Transaction Documents, and such obligations shall survive the Closing and shall continue in full force and effect in accordance with the terms of such arrangements until the expiration of the applicable statute of limitations with respect to any claims by Persons other than the Parties to this Agreement or the Transaction Documents against such Covered Persons arising out of such acts or omissions.
ARTICLE X
TAX MATTERS
SECTION 10.1 TAX RETURNS AND TAX PROCEEDINGS. All income and franchise Tax Returns required to be filed after the Closing Date with respect to the Company (“Company Income Tax Returns”) that relate to any Tax period (or portion thereof) ending on or prior to the Closing Date (the “Preclosing Tax Periods”) will be filed or caused to be filed by Sellers when due (taking into account any extension of a required filing date) provided, however, that the Surviving Company, at its expense, shall fully cooperate with Sellers in the preparation of all such Tax Returns, including providing its personnel and Books and Records and payment of the reasonable fees of any outside accountant, in a manner comparable to that provided by the Company for Tax Returns required to be filed prior to the Closing Date. All Tax Returns for Preclosing Tax Periods (other than Company Income Tax Returns) shall be filed or caused to be filed by Buyer when due; provided, however, that Sellers shall pay the costs of such Tax Returns, in proportion with their respective percentages in the Merger Consideration Certificate upon reasonable evidence of such costs provided by Buyer. Any Tax Returns described in the preceding sentences shall, to the extent allowed by law, be prepared in a manner consistent with the Company’s past practice. Sellers shall have sole control over and shall be entitled and authorized to file, change and/or amend on behalf of the Company (and on behalf of the Surviving Company after the Closing) (x) any and all Company income or franchise Tax Returns required by the United States and any state or other jurisdiction located therein for or relating to any Preclosing Tax Period and (y) any and all Company income or franchise Tax refund or income Tax credit claims for or relating to any Preclosing Tax Period, and Sellers shall have sole control over any audits, other investigatory proceedings or litigation relating to such Tax Returns or claims (“Proceedings”), in each case if such returns or claims could affect the income Tax liability of Sellers or the Company for any Preclosing Tax Period; provided, however, that Sellers, shall consult with the Surviving Company with respect to any Proceeding that reasonably may be expected to affect the Surviving Company or any of its Affiliates for any Preclosing Tax Period; provided further that Sellers shall not enter into any final settlement or closing agreement that results in any material Tax liability to the Surviving Company or any of its Affiliates for which it or they are not indemnified hereunder, without the prior written consent of the Surviving Company, which shall not be unreasonably withheld, conditioned or delayed. The Surviving Company shall not, for any Preclosing Tax Period, (a) without the prior written consent of each Seller, file, change or amend the Company Income Tax Returns or (b) without the prior written consent of each Seller, which shall not be unreasonably withheld, conditioned or delayed, file, change or amend the Company’s Tax Returns other than the Company Income Tax Returns. The Company agrees that on and after the Closing Date, Dilip Sontakey shall be an authorized officer of the Surviving Company, for the sole purpose of taking any and all actions necessary or desirable with respect to the Company Income Tax Returns and any audit, investigation or similar Proceeding with respect thereto, including but not limited to the filing and signing of the Company Income Tax Returns for all applicable periods prior to the Closing. Buyer and the Surviving Company shall execute or cause to be executed any powers of attorney or other documents reasonably necessary to designate Dilip Sontakey as an authorized officer for the limited purpose set forth in this Section 10.1 and shall provide Dilip Sontakey evidence of such action upon his request. Except as set forth above, Buyer shall be responsible for filing any Company Income Tax Returns and Company Tax Returns for the tax year in which the Closing Date occurs.

SECTION 10.2 REFUNDS AND TAX BENEFITS. Any Tax refunds that are received by Buyer, its Affiliates or the Surviving Company, and any amounts credited against Tax to which any of the foregoing become entitled, that relate to any Preclosing Tax Period shall be for the account of Sellers, and Buyer shall pay over to Sellers any such refund or the amount of any such credit within 30 days after receipt or entitlement thereto.
SECTION 10.3 NOTIFICATION OF TAX PROCEEDINGS. In the event that either Seller receives written notice of any pending or threatened examinations, claims, settlements, compromises, proposed adjustments, assessments or reassessments or related matter with respect to Taxes that could affect the Company, such Seller shall notify Buyer in writing within five (5) Business Days thereof. In the event Buyer or the Surviving Company receives written notice of any pending or threatened examinations, claims, settlements, compromises, proposed adjustments, assessments or reassessments or related matter with respect to Taxes relating to any taxable period or year ending on or prior to the Closing Date or any other taxable period or year which could affect the Tax liability of Sellers or Sellers’ obligations under Article IX, Buyer or the Surviving Company shall notify Sellers within five (5) Business Days thereof.
SECTION 10.4 COOPERATION ON TAX MATTERS. Buyer agrees to furnish or cause to be furnished to Sellers, upon request, as promptly as practicable, such information relating to the Company or Surviving Company (including access to Books and Records and Surviving Company personnel) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or Proceeding relating to any Tax Return. Buyer shall retain all Books and Records with respect to Taxes pertaining to the Company or Sellers until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Authority. Buyer agrees to cause the Surviving Company to give Sellers reasonable notice prior to transferring, discarding or destroying any such Books and Records relating to Tax matters and, if Sellers so request, the Surviving Company shall allow Sellers to take possession of such Books and Records. Buyer shall cooperate with Sellers in the filing of Tax Returns and the conduct of any audit or other Proceeding related to Taxes involving the Company for any tax period (or portion thereof) ending on or before the close of business on the Closing Date and Buyer, and after the Closing the Surviving Company, each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 10.4. The rights set forth in this Section 10.4 are in addition to other rights granted to Sellers under this Agreement, including those set forth in Section 7.1.

SECTION 10.5 REORGANIZATION STATUS. Buyer will cause the Surviving Company to continue at least one significant historical business line of the Company, or use at least a significant portion of the Company’s historic business assets in a business, in each case within the meaning of Treasury Regulations Section 1.368-1(d). Neither Buyer nor the Surviving Company shall take, nor permit their respective Affiliates to take, a position on any Tax Return or any other action (including, but not limited to, a liquidation of the Surviving Company or a transfer or disposition of any material portion of the Surviving Company’s assets outside of the Ordinary Course of Business) to the extent such position or action is or would be inconsistent with the treatment of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Buyer has no plan or intention to take any action described in the preceding sentence.

ARTICLE XI
MISCELLANEOUS
SECTION 11.1 NOTICES, CONSENTS, ETC. Any notices, consents or other communications required or permitted to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the Parties at the addresses, if any, as set forth below or at such other addresses as may be furnished in writing.
(a)	If to Buyer or Merger Sub:
Ebix, Inc.
5 Concourse Pkwy
Suite 3200, Atlanta, GA 30328
Attention: Robin Raina
Facsimile: 678-281 2019
with a copy to (which copy shall not constitute notice hereunder):
Carlton Fields, P.A.
1201 West Peachtree Street
Suite 3000
Atlanta, GA 30309-3455
Attention: Charles M. Harrell, Jr.
Facsimile: (404) 815-3415
(b)	If to Sellers (or the Company before the Closing)
Dale Okuno
918 E. Green St.
Pasadena, CA 91106
Attention: Dale Okuno
Facsimile: 626-585-3510
and
Dilip Sontakey
260 Mount Olive Drive
Bradbury, California 91008

with a copy to (which copy shall not constitute notice hereunder):
Dale Okuno
265 S. Oakland Ave.
Pasadena, CA 91101
Email: dao@ezdata.com
and
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, WA 98101
Attention: David McShea and Steve Glasgow
Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three (3) Business Days after the date of mailing if sent by certified or registered mail, (y) one (1) Business Day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding Business Day after transmission by facsimile (provided a confirmation of delivery is emitted by such machine upon transmission).
SECTION 11.2 NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each Party hereto and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person other than any Person entitled to indemnity under Article IX.
SECTION 11.3 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
SECTION 11.4 AMENDMENT AND WAIVER. This Agreement may be amended only in a writing executed by Buyer, each of Sellers and, prior to the Effective Time, the Company and Merger Sub, and, after the Effective Time, Merger Sub. Any provision of this Agreement may be waived, provided that such waiver will be binding on a Party only if such waiver is set forth in a writing executed by such Party. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a waiver of any other breach.
SECTION 11.5 FURTHER ASSURANCES. Each Party will execute and deliver all documents and take such other actions as any other Party may reasonably request in order to consummate the transactions provided for in this Agreement and the Transaction Documents and to accomplish the purposes of this Agreement and the Transaction Documents.
SECTION 11.6 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, including counterparts bearing a facsimile signature copy, each of which shall be deemed an original but all of which together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other. The Parties hereto intend that a facsimile signature copy on this Agreement shall have the same force and effect as an original signature.

SECTION 11.7 EXPENSES. Except as expressly provided in this Agreement (including, without limitation, in Section 4.1), each of the Parties hereto shall pay all costs and expenses incurred or to be incurred by it in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
SECTION 11.8 GOVERNING LAW; VENUE. This Agreement, and all questions concerning the construction, validity, interpretation and performance of this Agreement, shall be construed and enforced in accordance with the internal laws of the State of California. The Parties hereby submit to the non-exclusive jurisdiction of any state or federal court located in the State of California over any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have (including, but not limited to, any claim of forum non conveniens) to venue in the courts located in the State of California. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
SECTION 11.9 WAIVER OF JURY TRIAL. Each of the Parties hereto hereby irrevocably waives any and all right to trial by jury of any claim or cause of action in any legal proceeding arising out of or related to this Agreement or the transactions or events contemplated by this Agreement or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any Party hereto. The Parties hereto each agree that any and all such claims and causes of action shall be tried by the court without a jury. Each of the Parties hereto further waives any right to seek to consolidate any such legal proceeding in which a jury trial has been waived with any other legal proceeding in which a jury trial cannot or has not been waived.
SECTION 11.10 SPECIFIC PERFORMANCE. The Parties hereto acknowledge that irreparable damage would result if this Agreement and the Transaction Documents were not specifically enforced, and they therefore consent that the rights and obligations of the Parties hereto under this Agreement or the Transaction Documents may be enforced by a decree of specific performance issued by a court of competent jurisdiction. Such remedy shall, however, not be exclusive and shall be in addition to any other remedies which any Party may have under this Agreement, the Transaction Documents or otherwise.
SECTION 11.11 RECOVERY OF ATTORNEYS’ FEES. In the event of any litigation between the Parties hereto relating to this Agreement or the Transaction Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs (including court costs) from the non-prevailing party; provided, that if both parties prevail in part, the attorneys’ fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties’ claims.
SECTION 11.12 HEADINGS. The subject headings of Articles and Sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

SECTION 11.13 ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but will not be assignable or delegable by any Party hereto, without the prior written consent of the other parties hereto; provided, however, that nothing in this Agreement shall or is intended to limit the ability of Buyer to assign its rights (but not its obligations) under this Agreement, in whole or in part, to any lender or lenders to Buyer as security for borrowings, at any time whether in connection with the Closing or following the Closing Date.
SECTION 11.14 ENTIRE AGREEMENT. This Agreement, the recitals to this Agreement, all of the schedules (including the Disclosure Schedules) and exhibits attached to this Agreement (all of which shall be deemed incorporated in the Agreement and made a part hereof), and the Transaction Documents (and the schedules and exhibits to the Transaction Documents) collectively set forth the entire understanding of the Parties with respect to the subject matter of this Agreement and the Transaction Documents and supersede all prior agreements, written or oral, of the Parties hereto, and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any party in connection with the negotiation of the terms hereof, and may be modified only by instruments signed by all of the Parties hereto. Notwithstanding the foregoing, any existing agreements among the Parties hereto regarding the confidentiality or nondisclosure of confidential information shall remain in full force and effect until the Closing in accordance with their terms.
SECTION 11.15 INTERPRETATIVE MATTERS. Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits contained in or attached to this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter and (d) the use of the word “including” in this Agreement shall be by way of example rather than limitation.
SECTION 11.16 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.
SECTION 11.17 FILES AND REPRESENTATION. Buyer and Merger Sub acknowledge and agree that the documents and papers in the client files of Perkins Coie LLP and any other law firm that may have represented the Company or any firms that may have represented the Sellers (all such firms, collectively, the “Firms”) relating to this Agreement and the transactions contemplated by this Agreement will, upon the Closing, be owned by Sellers, and shall be held by the Firms for the benefit of Sellers. The documents and papers in the Firms’ client files will not be provided to Buyer, Merger Sub, their Affiliates or their successors or assigns following the Closing. The documents and papers in the Firms’ client files subject to this Section 11.17 will include all notes, memoranda and correspondence between the Firms, Sellers, the Company and its officers, directors and other agents regarding this Agreement and the related transactions, and all attorney work-product in connection with this Agreement and related transactions, but will exclude corporate and stock records that customarily are kept in a minute book. After the Closing, Perkins Coie LLP may be requested to represent one or more of Sellers following the Closing in connection with post-closing matters related to this Agreement and related transactions or other matters unrelated to this Agreement or the related transactions (the “Post-Closing Matters”). In representing one or more of Sellers in connection with the Post-Closing Matters, certain conflicts of interest may arise, in that the interests and objectives of such Sellers, on the one hand, and Buyer, Merger Sub and the Company on the other hand, may diverge on certain issues and may involve actual or potential conflicts of interest. Each of the Parties hereby consents to the representation, if requested by one or more of the Sellers, of one or more of Sellers by Perkins Coie LLP in connection with the Post-Closing Matters.

SECTION 11.18 PUBLICITY. The Parties agree that they shall not issue any announcement or press release relating, directly or indirectly, to the transactions contemplated hereby unless such announcement or release is mutually agreed to by each of the Parties hereto. Notwithstanding the foregoing, each Party may release such information that is required of them pursuant to any Law; provided that such releasing party (prior to such release) immediately informs the other Parties hereto regarding the requirement and content of such release.
SECTION 11.19 KNOWLEDGE. Where any representation or warranty of the Company contained in this Agreement, other than in Section 5.8, is expressly qualified by reference “to the Knowledge of the Company,” “to the Company’s Knowledge” or words of similar import, it refers to the actual awareness of Dale Okuno or Dilip Sontakey. Any reference to the “Knowledge of Buyer” or words of similar import shall refer to the actual awareness of Robin Raina or Robert Kerris. Any reference to the “Knowledge” of a Seller or words of similar import shall refer to the actual awareness of such Seller.
[Signatures on following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

BUYER: EBIX, INC.
By:	/s/ Robin Raina
	Name:	Robin Raina
	Title:	President & CEO

MERGER SUB: E-Z DATA ACQUISITION SUB, LLC
By:	/s/ Robin Raina
	Name:	Robin Raina
	Title:	President & CEO

COMPANY: E-Z DATA, INC.
By:	/s/ Dale Okuno
	Name:	Dale Okuno
	Title:	President and Secretary

SELLERS, solely in their capacity as such:
/s/ Dale okuno
Dale Okuno

/s/ Dilip Sontakey
Dilip Sontakey

APPENDIX A
DEFINITIONS
In addition to the capitalized terms defined elsewhere in this Agreement, the following capitalized terms shall have the meanings specified in this Appendix A.
“1934 Act and Related Rules” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to such act.
“2008 Financial Statements” is defined in Section 5.5(a).
“Affidavit” is defined in Section 1.4.
“Affiliate” means, with respect to any Person, any other Person: (i) which owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests in such Person; (ii) in which such Person owns, directly or indirectly, more than ten percent (10%) of the voting or economic interests; or (iii) which directly or indirectly controls, is controlled by or is under common control with such Person. In addition, any Person who is a shareholder, director or executive officer of the Company shall be deemed an “Affiliate” thereof. As used in this definition, a Person shall be deemed to “control” any other Person which is a corporation, partnership or other similar entity if such Person owns more than 50% of the voting securities of such other Person.
“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“Affiliate Transactions” is defined in Section 5.18.
“Agreement” is defined in the introductory paragraph.
“Average Closing Price” is defined in Section 1.2.
“Basket Amount” is defined in Section 9.5(b).
“Books and Records” means all books and records of the Company, including, but not limited to, all records, files, papers, sales and purchase correspondence, books of account and financial and employment records, whether in tangible or digital form.
“Business” is defined in the recitals.
“Business Day” means a day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of Georgia or the State of California.
“Buyer” is defined in the introductory paragraph.
“Buyer Financial Statements” is defined in Section 6.4.
“Buyer Indemnified Parties” is defined in Section 9.1.

“Cash Merger Consideration” is defined in Section 1.2.
“Claiming Party” is defined in Section 9.4.
“Closing” is defined in Section 1.8.
“Closing Cash Merger Consideration” is defined in Section 1.2.
“Closing Date” is defined in Section 1.8.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” is defined in the introductory paragraph.
“Company Income Tax Returns” is defined in Section 10.1.
“Company Plan Affiliate” means any Person who, together with the Company, is (or at the relevant time was) treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.
“Contracts” means any agreements, contracts, commitments, purchase orders, licenses and leases, whether written or oral, to which the Company is a party and by which the Company is legally bound.
“Covered Persons” is defined in Section 9.10.
“Defense Counsel” is defined in Section 9.3.
“Defense Notice” is defined in Section 9.3.
“Direct Claim” is defined in Section 9.4.
“Direct Claim Notice” is defined in Section 9.4.
“Disclosure Materials” is defined in Section 6.4.
`“Effect” is defined in the definition of Material Adverse Effect found herein.
“Effective Time” is defined in Section 1.8.
“Employee Benefit Plan” means any of the following (whether written or unwritten): (A) any employee welfare benefit plan, as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan, dental plan, or sick leave plan; (B) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit, top hat or deferred compensation plan or any nonqualified deferred compensation or retirement plan or arrangement or any qualified defined contribution or defined benefit plan; or (C) any other plan, policy, program, arrangement or agreement which provides employee benefits or benefits to any current or former employee, dependent, beneficiary, director, independent contractor or like person, including, but not limited to, any severance agreement or plan, personnel policy, vacation time, holiday pay, tuition reimbursement program, service award, moving expense reimbursement programs, tool allowance, safety equipment allowance, material fringe benefit plan or program, bonus or incentive plan, equity appreciation, stock option, restricted stock, stock bonus or deferred bonus plan, salary reduction, change-of-control or employment agreement or consulting agreement, in each case currently sponsored or contributed to by the Company or with respect to which the Company has (or could reasonably be expected to have) any material Liability.

“Environmental and Safety Requirements” means any Law that regulates (i) pollution, contamination, cleanup, preservation, protection, reclamation or remediation of the environment, (ii) workplace health or safety, (iii) the Release or threatened Release of any Hazardous Material, including investigation, study, assessment, testing, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Material, including the manufacture, generation, formulation, processing, labeling, use, treatment, handling, storage, disposal, transportation, distribution, re-use, recycling or reclamation of any Hazardous Material; and includes the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6091 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 7401 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Toxic Substance Control Act (15 U.S.C. § 2601 et seq.) and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.).
“Escrow Account” is defined in Section 1.2.
“Escrow Agent” is defined in Section 1.2.
“Escrow Agreement” is defined in Section 1.2.
“Escrow Amount” is defined in Section 1.2.
“GAAP” means U.S. generally accepted accounting principles consistently applied as interpreted and applied by the Company on a consistent basis as described in the financial statements comprising Schedule 5.5 of the Disclosure Schedule.
“Governmental Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country, or any domestic or foreign state, province, county, city or other political subdivision.
“Hazardous Material” means (i) hazardous substances, as defined by the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq.; (ii) hazardous wastes, as defined by the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq.; (iii) petroleum, including without limitation, crude oil or any fraction thereof which is liquid at standard conditions of temperature and pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute); (iv) radioactive material, including, without limitation, any source, special nuclear, or by product material as defined in 42 U.S.C. §2011 et seq.; (v) asbestos that is friable or reasonably likely to become friable; (vi) polychlorinated biphenyls; (vii) microbial matter, biological toxins, mycotoxins, mold or mold spores; and (viii) other material, substance or waste to which liability or standards of conduct may be imposed under any applicable Environmental and Safety Requirements.

“Indebtedness” means with respect to any Person (i) all obligations of such Person for borrowed money, whether current or funded, secured or unsecured, (ii) all obligations of such Person for the deferred purchase price of any property or services (other than trade accounts payable arising in the ordinary course of the business of such Person), (iii) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default may be limited to repossession or sale of such property), (iv) all obligations of such Person secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or should be, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable as lessee, (vi) any obligation of such Person in respect of bankers’ acceptances or letters of credit, (vii) any obligations secured by liens on property acquired by such Person, whether or not such obligations were assumed by such Person at the time of acquisition of such property, (viii) all obligations of a type referred to in clause (i), (ii), (iii), (iv), (v), (vi), or (vii) above which is directly or indirectly guaranteed by such Person or which it has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a credit against loss, and (ix) any re-financings of any of the foregoing obligations.
“Indemnified Party” is defined in Section 9.3.
“Indemnifying Party” is defined in Section 9.3.
“Insurance Proceeds” is defined in Section 9.6.
“Intellectual Property” means all intellectual property and other proprietary rights and information of the Company, including but not limited to all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); all trademarks, service marks, trade dress, trade names and corporate name including, without limitation, all registered and unregistered statutory and common law copyrights; all registrations, applications and renewals for any of the foregoing; all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial, business and marketing plans; cost and pricing information, all supplier lists and related information; all domain names and web sites; sales data and plans; all customer accounts, lists, files, programs, plans, data and related information.
“Interim Financial Statements” is defined in Section 5.5(b).
“Knowledge” is defined in Section 11.19.
“Latest Balance Sheet” is defined in Section 5.5(b).
“Latest Balance Sheet Date” is June 30, 2009.
“Law” means the common or civil law of any state, or any provision of any foreign, federal, state or local law, statute, rule, regulation, order, permit, judgment, injunction, decree or other decision of any court or other tribunal or governmental entity or agency legally binding on the relevant party or its properties.

“Leased Real Property” is defined in Section 5.9.
“Liabilities” means known Indebtedness, liabilities or obligations of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise, whether due or to become due).
“Liens” means any claims, liens, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.
“Losses” is defined in Section 9.1.
“Material Adverse Effect” means, when used in connection with an entity, any change, event, violation, inaccuracy, circumstance or effect (any such item, an “Effect”) that is materially adverse to the business, assets, financial condition or results of operations of such entity taken as a whole with its subsidiaries; provided, however, in no event shall any of the following Effects, alone or in combination with other Effects, be deemed to constitute, nor, for any purpose under this Agreement or any Transaction Document, shall any of the following Effects be taken into account in determining whether there has been or will be, a Material Adverse Effect on any entity: (A) any Effect resulting from compliance with the terms and conditions of this Agreement, (B) in the case where the Company is the entity impacted by the Effect, any effect resulting from actions taken at the written direction of, or with the express written consent of, Buyer or Merger Sub, (C) any Effect that results from changes affecting any of the industries in which such entity operates generally or the United States or worldwide economy generally, (D) any Effect resulting from changes in Laws or GAAP or regulatory accounting principles generally applicable to companies in the United States or the interpretation thereof, and/or (E) in the case where the Company is the entity impacted by any Effect, any Effect that is (i) caused, directly or indirectly, in whole or in part, by any Person other than the pre-closing Company and/or its Affiliates; and/or (ii) any Effect that is exacerbated by any Person other than the pre-closing Company and/or its Affiliates, to the extent so exacerbated.
“Material Contract” is defined in Section 5.8.
“Merger” is defined in the recitals.
“Notified Party” is defined in Section 9.4.
“Ordinary Course of Business” means the ordinary, regular and normal course of business of the Company consistent with its past custom and practice (including with respect to quantity and frequency).
“Party” and “Parties” is defined in the introductory paragraph.
“Permits” means all permits, licenses, certifications, approvals and authorizations by or of, or registrations (excluding registrations of Intellectual Property) with, any Governmental Authority, including but not limited to, vehicle and business licenses.
“Permitted Liens” means any (a) inchoate mechanics’, carriers’, workers’, landlords’ and other similar Liens arising in the Ordinary Course of Business that are not delinquent and that in the aggregate are not material in amount and do not interfere with the present use of the assets to which they apply; and (b) inchoate Liens for current Taxes and assessments not yet due and payable.

“Person” means any individual, sole proprietorship, general partnership, limited partnership, limited liability company, joint venture, trust, unincorporated association, corporation, entity or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).
“Preclosing Receivables” is defined in Section 3.3.
“Preclosing Receivables Consideration” is defined in Section 3.3.
“Preclosing Tax Periods” is defined in Section 10.1.
“Proceedings” is defined in Section 10.1.
“Put Date” is defined in Section 1.4.
“Put Notice” is defined in Section 1.4.
“Put Option” is defined in Section 1.4.
“Put Option Purchase Price” is defined in Section 1.4.
“Put Option Shares” is defined in Section 1.4.
“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the United States Securities Act of 1933, as amended.
“Seller Indemnified Parties” is defined in Section 9.2.
“Seller” and “Sellers” are defined in the introductory paragraph.
“Shares” means all of the issued and outstanding shares of capital stock of the Company.
“Shareholder” means a holder of any Shares of the Company.
“Stock Threshold” is defined in Section 1.2(c).
“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by such Person or one or more Subsidiary of such Person or by such Person and one or more Subsidiary of such Person. The plural of “Subsidiary” is “Subsidiaries.”
“Surviving Company” is defined in Section 1.1.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.
“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any Laws or administrative requirements relating to any Taxes.
“Third Party Claim” is defined in Section 9.3.
“Third Party Claim Notice” is defined in Section 9.3.
“Top 25 Material Contracts” means the twenty five largest Material Contracts of the Company in terms of the amount of revenues that the Company is entitled to receive under such Material Contracts.
“Total Merger Consideration” is defined in Section 1.2.
“Transaction Documents” means (a) each of the agreements, documents, certificates and instruments being delivered pursuant to this Agreement, (b) any other agreements, documents, certificates and instruments executed by the Company or Sellers and delivered to Buyer on the Closing Date or on the date of this Agreement and (c) any other agreements, documents, certificates and instruments that the Company and Buyer agree in writing are “Transaction Documents” for purposes of this Agreement.

EXHIBITS

Exhibit A -	Merger Consideration Certificate

Exhibit B-1 -	Dale Okuno Employment Agreement

Exhibit B-2 -	Dilip Sontakey Employment Agreement

Exhibit C -	Amendment to Lease Agreement for Pasadena office

Exhibit D -	Escrow Agreement

Exhibit E -	Lease Agreement for PTG Building
APPENDICES

Appendix A	Definitions
SCHEDULES
Disclosure Schedules